EXHIBIT 2.7
PURCHASE AND SALE AGREEMENT
BY AND AMONG
CASCADES USA INC.
a Delaware corporation
as Seller,
REYNOLDS GROUP HOLDINGS LIMITED
a company organized under the laws of New Zealand,
as Purchaser,
and
CASCADES INC.
a Québec corporation,
as Guarantor
with respect to
THE SALE OF ALL OF THE ISSUED AND OUTSTANDING CAPITAL STOCK OF
DOPACO, INC. AND DOPACO CANADA, INC.
Dated
As of March 3, 2011

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(continued)

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(continued)

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(continued)

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Exhibits and Schedules

Exhibit A	Form of Boxboard Supply Agreement

Exhibit B	Form of Corrugated Boxes Supply Agreement

Exhibit C	Form of HOC Termination Documents

Exhibit D	Persons Having Seller’s Knowledge

Exhibit E	Purchase Price Allocation

Schedule 1.1	Applicable Accounting Principles Schedule

Schedule 1.2	Purchase Price Adjustment Schedule

Schedule 3.2.2	Seller Consents

Schedule 3.3	Companies’ Governing Documents

Schedule 3.3.2	Company Consents

Schedule 3.4	No Material Interest

Schedule 3.5	Seller’s and the Companies’ Capital Structure; No Liens

Schedule 3.6	Subsidiaries and Investments

Schedule 3.7(a)	Financial Statements

Schedule 3.7(b)	Financial Statement Exceptions

Schedule 3.9.1.1(a)	Owned Real Property

Schedule 3.9.1.1(b)	Leased Real Property and Real Property Leases

Schedule 3.9.1.2	Owned Real Property Liens

Schedule 3.9.1.3	Leased Real Property Liens

Schedule 3.9.1.7	Condemnation Proceedings

Schedule 3.9.1.8	Subleases

Schedule 3.9.1.9	Leased Property Rights of First Refusal

Schedule 3.9.2.1	Personal Property

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Schedule 3.9.2.2(a)	Personal Property Leases

Schedule 3.9.2.2(b)	Personal Property Exceptions

Schedule 3.9.2.2(c)	Continuing Personal Property Liens

Schedule 3.9.3	Assets

Schedule 3.10.1	Material Contracts

Schedule 3.10.2	No Defaults

Schedule 3.11	Restrictions

Schedule 3.12.1	Litigation

Schedule 3.13	Taxes

Schedule 3.14(a)	Insurance Policies

Schedule 3.14(b)	Claims Experience

Schedule 3.15	Intellectual Property

Schedule 3.16	Compliance with Law

Schedule 3.17	Employees

Schedule 3.18.1(a)	Dopaco US Benefit Plans

Schedule 3.18.1(b)	Dopaco Canada Benefit Plans

Schedule 3.18.3	Company Plan Exceptions

Schedule 3.18.4	ERISA Liabilities

Schedule 3.18.5	Benefit Claims

Schedule 3.18.7	Post-Retirement Health, Medical or Life Insurance Benefits

Schedule 3.18.8	Severance Pay

Schedule 3.18.9	Canadian Pension Plan Deficits

Schedule 3.19(a)	Bank Accounts and Powers of Attorney

Schedule 3.19(b)	Lock Boxes

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Schedule 3.20	No Changes

Schedule 3.22.2	Environmental Requirements

Schedule 3.22.3	Environmental Reports

Schedule 3.23	Transactions with Certain Persons

Schedule 4.2.2	Purchaser Consents

Schedule 4.3	Restrictions

Schedule 5.1	Conduct of Business

Schedule 5.17	Release and Substitution Agreements

Schedule 6.10	Powers of Attorney

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PURCHASE AND SALE AGREEMENT
          This Purchase and Sale Agreement (this “Agreement”) is made and entered into as of March 3, 2011, by and among Cascades USA Inc., a Delaware corporation (“Seller”), Reynolds Group Holdings Limited, a company organized under the laws of New Zealand (“Purchaser”), and Cascades Inc., a Québec corporation, solely with respect to Section 10.12 (the “Guarantor”).
RECITALS
          WHEREAS, Dopaco, Inc., a Pennsylvania corporation (“Dopaco US”), and Dopaco Canada, Inc., a Canada corporation (“Dopaco Canada”), together with their Affiliates (as defined herein), manufacture, market and sell cold and hot cups with lids, fry cartons, pizza and other clamshells, food trays, auto bottom boxes, handled barn boxes, and other food containers, in each case (other than lids) manufactured from boxboard (collectively, the “Products”), and otherwise engage in business related to the foregoing (the “Business”);
          WHEREAS, the Products are manufactured at certain converting facilities owned or leased by (i) Dopaco US located in Downington, PA, Kinston, NC, St. Charles, IL, and Stockton, CA, and (ii) Dopaco Canada located in London, Ontario and Brampton, Ontario (each, a “Converting Facility”, and, collectively, the “Converting Facilities”);
          WHEREAS, Dopaco US owns all of the right, title and interest in and to seventy-nine percent (79%) of the issued and outstanding limited liability company interest (the “Majority Dopaco Pacific Interest”) of Dopaco Pacific LLC, a Delaware limited liability company (“Dopaco Pacific”), and Seller owns all of the right, title and interest in and to twenty-one percent (21%) of the issued and outstanding limited liability company interest (the “Minority Dopaco Pacific Interest” and together with the Majority Dopaco Pacific Interest, the “Dopaco Pacific Interest”);
          WHEREAS, Dopaco US owns all of the right, title and interest in and to 49% of the limited liability company interest (the “Union Packaging Interest”) of Union Packaging, LLC, a Delaware limited liability company (“Union Packaging”), and Providence Packaging Group, Inc., which owns all of the right, title and interest in and to the remaining fifty-one percent (51%) of the limited liability company interest of Union Packaging, has exercised its right under the provisions of Section 7.7 of the Union Packaging LLC Agreement, and, pursuant thereto, Dopaco US will sell to Providence Packaging Group, Inc., and Providence Packaging Group, Inc. will purchase from Dopaco US, the Union Packaging Interest (the “Union Packaging Sale”) for a purchase price anticipated to be Two Million Four Hundred Thousand Dollars ($2,400,000) in cash (the “Union Packaging Sale Proceeds”);
          WHEREAS, Dopaco US owns all of the right, title and interest in and to all of the issued and outstanding limited partnership interest (the “Dopaco Partnership LP Interest”) of Dopaco Limited Partnership, a Delaware limited partnership (“Dopaco LP”), and Dopaco Pacific owns all of the right, title and interest in and to all of the issued and outstanding general partnership interest of Dopaco LP (the “Dopaco Partnership GP Interest”);

          WHEREAS, Dopaco Canada owns all of the right, title and interest in and to all of the issued and outstanding capital stock (the “Garven Stock”) of Garven Incorporated, an Ontario corporation (“Garven”);
          WHEREAS, Garven owns all of the right, title and interest in and to all of the issued and outstanding capital stock (the “Conference Cup Stock”) of Conference Cup Ltd., an Ontario corporation (“Conference Cup”);
          WHEREAS, Cascades Canada Inc., an Affiliate of Seller, (“Cascades Canada”) through its division, Cascades Boxboard Group — Jonquière, owns and operates certain assets located in Jonquière, Québec used in connection with the manufacturing of boxboard which is supplied by Cascades Canada to Dopaco US and Dopaco Canada in order to produce the Products;
          WHEREAS, following the Closing (as hereinafter defined), Cascades Canada will continue to supply boxboard to Dopaco US and Dopaco Canada pursuant to the terms of that certain Supply Agreement (the “Boxboard Supply Agreement”) in the form annexed hereto as Exhibit A;
          WHEREAS, following the Closing, Cascades Canada Inc., through its Norampac division, will continue to supply corrugated boxes to Dopaco US and Dopaco Canada pursuant to the terms of that certain Supply Agreement (the “Corrugated Boxes Supply Agreement”) in the form annexed hereto as Exhibit B;
          WHEREAS, Seller owns all of the right, title and interest in and to all of the issued and outstanding capital stock of Dopaco US (the “Dopaco US Stock”) and all of the issued and outstanding capital stock of Dopaco Canada (the “Dopaco Canada Stock” and together with the Dopaco US Stock, the “Dopaco Stock”);
          WHEREAS, prior to the Closing, Seller shall cause each of Dopaco Pacific and Dopaco LP to be dissolved or transferred to and held by an entity other than a Company pursuant to documentation that will not impose any post-Closing obligation or liability on any Company with respect to such entities (the “Subsidiary Disposition”);
          WHEREAS, Guarantor, as the indirect sole stockholder of Seller, anticipates deriving material benefits from the Transactions contemplated by this Agreement; and
          WHEREAS, Seller desires to sell, transfer and otherwise convey to Purchaser and Purchaser desires to purchase from Seller, all of the right, title and interest in and to the Dopaco Stock in each case subject to, and in accordance with, the terms and conditions hereof.
          NOW, THEREFORE, in consideration of the foregoing facts, the mutual representations, warranties, covenants and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS
          1.1 Definitions.
          Capitalized terms used in this Agreement shall have the meaning indicated below. Unless the context otherwise requires: (a) “or” is not exclusive; (b) “including” means “including without limitation”; (c) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (d) words in the singular include the plural and words in the plural include the singular; (e) words in the masculine include the feminine and words in the feminine include the masculine; (f) any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date; (g) a reference to a Person includes its successors and assigns; (h) “dollars,” or “$” means the currency of the United States of America that, as at the time of payment, is legal tender for the payment of public and private debts; and (i) C$ means the currency of Canada that, as at the time of payment, is legal tender for the payment of public and private debts. Any calculation of $ hereunder requiring a conversion from C$ shall be calculated using the applicable US$ exchange rate published in The Wall Street Journal for the close of the Business Day immediately preceding the date of such calculation, which exchange rate is quoted at 4:00PM Eastern Time by Reuters.
          “2011 Quarterly Statements” has the meaning set forth in Section 5.13(b).
          “Accountant Arbitrator” has the meaning set forth in Section 2.4(e).
          “Additional Due Diligence Materials” means (i) the numerical pricing detail which has been redacted from each contract between any of the Companies and the customers thereof provided to Purchaser prior to the execution of this Agreement; (ii) the commission percentages which have been redacted from each contract between any of the Companies and the brokers and other sales representatives thereof provided to Purchaser prior to the execution of this Agreement; (iii) a schedule of Top Customers of the Companies with the revenues and margins associated with each of the Top Customers for the fiscal years 2009, 2010 and forecast 2011; and (iv) working papers and other information requested by PwC supporting the EBITDA bridge, to the extent already in existence, for the fiscal years 2009, 2010 and forecast 2011, but only to the extent they reflect the information referred to in clause (iii) above.
          “Adjustment Cap” has the meaning set forth in Section 2.4(c).
          “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and/or the ownership, directly or indirectly, of more than 10% of the voting or equity securities or other interests of any such Person.
          “Agreement” has the meaning set forth in the preamble.
          “Applicable Accounting Principles” means (i) the GAAP principles, procedures and elections used in the preparation of the Financial Statements for the 2010 fiscal year,

consistently applied, and (ii) the principles, procedures and elections specified on Schedule 1.1 (which, for the avoidance of doubt, shall take priority over clause (i) in the event of any inconsistency).
          “Audited Financial Statements” has the meaning set forth in Section 5.13(a).
          “Balance Sheet” means the consolidated balance sheet of the Companies as of the Balance Sheet Date included in the Financial Statements.
          “Balance Sheet Date” means December 26, 2010.
          “Basket Amount” has the meaning set forth in Section 7.1.1.
          “Boxboard Supply Agreement” has the meaning set forth in the recitals.
          “Business” has the meaning set forth in the recitals.
          “Business Day” means any day other than (a) a Saturday or a Sunday, or (b) a day on which banking institutions are authorized or required by Law to be closed in the State of New York or the Province of Québec.
          “Canada Benefit Plan” means each written or oral employee benefit plan, scheme, program, policy, arrangement and contract (including but not limited to, any Canada bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, or other equity-based arrangement, retention, change in control, leave of absence, layoff, vacation, day or dependent care, legal services, life, health, accident, disability or other insurance, severance, or separation plan, program, policy, arrangement or contract, but does not include any statutory plan, including but not limited to the Canada Pension Plan, or any plan administered under provincial health tax, workers compensation and safety insurance and employment insurance legislation).
          “Canadian Pension Plans” has the meaning set forth in Section 3.18.1.
          “Cascades Canada” has the meaning set forth in the recitals.
          “Cascades Credit Agreement” has the meaning set forth in Section 8.1.12.
          “Cash and Cash Equivalents” means the cash and cash equivalent assets (including marketable securities, short-term investments and cash held by trust(s) established in connection with the Dopaco, Inc. Supplemental Executive Retirement Plan, which trust, for the avoidance of doubt, does not apply to Mr. Cauffman) of the Companies, provided that Cash and Cash Equivalents shall exclude (i) the actual amount of the Union Packaging Sale Proceeds in the event the Union Packaging Sale occurs prior to the Closing Date and (ii) any workers compensation or lease deposits. Cash and Cash Equivalents shall include all “cut” but uncashed checks (i.e. outstanding checks) issued by the Companies that are outstanding as of the opening of business on the Closing Date. Notwithstanding the foregoing, the calculation of Cash and

Cash Equivalents shall be made without giving effect to any of the transactions contemplated by this Agreement.
          “Claim” has the meaning set forth in Section 7.3.1.
          “Claim Notice” has the meaning set forth in Section 7.3.1.
          “Closing” has the meaning set forth in Section 2.2.
          “Closing Adjustment Certificate” has the meaning set forth in Section 2.4(d).
          “Closing Balance Sheet” has the meaning set forth in Section 2.4(d).
          “Closing Date” has the meaning set forth in Section 2.3.
          “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the final and temporary regulations promulgated thereunder, and any successor legislation.
          “Companies” means, collectively, Dopaco US, Dopaco Canada, the Dopaco US Subsidiaries and the Dopaco Canada Subsidiaries (and each of the foregoing hereinafter referred to as a “Company”).
          “Company Consents” has the meaning set forth in Section 3.3.2.
          “Company Plans” has the meaning set forth in Section 3.18.1.
          “Company Title IV Plan” has the meaning set forth in Section 3.18.3.
          “Competing Business Transaction” means (i) a sale, grant, authorization or issuance by any of the Companies of (or the sale, grant, authorization, issuance or announcement of any right to purchase) any debt or equity securities (or securities convertible into or exchangeable for debt or equity securities of any class or series of capital stock) of any Company (ii) any sale, transfer, license, lease, pledge, mortgage, or other disposition of a material portion of the assets of any Company (other than sales of inventory), or (iii) any plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation, business combination, joint venture, recapitalization, reorganization, financing, tender offer, share exchange, dissolution or other extraordinary transaction involving a Company, provided, however, that a “Competing Business Transaction” shall not include the Subsidiary Disposition.
          “Competition Act” means the Competition Act (Canada) and the rules and regulations adopted pursuant thereto, as amended.
          “Conference Cup” has the meaning set forth in the recitals.
          “Conference Cup Stock” has the meaning set forth in the recitals.
          “Consents” has the meaning set forth in Section 3.3.2.
          “Continuing Company Plans” has the meaning set forth in Section 5.18.2.

          “Converting Facilities” has the meaning set forth in the recitals.
          “Corrugated Boxes Supply Agreement” has the meaning set forth in the recitals.
          “Covered Taxes” means, without duplication, any and all:
               (a) Taxes of or payable by any Company for any Pre-Closing Tax Period, together with any interest, penalty or additions to Tax accruing after the Closing Date on Taxes described in this clause (a),
               (b) Taxes arising as a result of any inclusion under Section 951(a) of the Code (or any similar or corresponding provision of state or local Tax Law) with respect to any Company attributable to (i) “subpart F income,” within the meaning of Section 952 of the Code (or any similar or corresponding provision of state or local Tax Law), received or accrued on or prior to the Closing Date or (ii) the holding of “United States property,” within the meaning of Section 956 of the Code (or similar or corresponding provision of state or local Tax Law), on or prior to the Closing Date, computed, in each case, based on the amount of such Taxes that would be payable with respect to any Company if the relevant Tax period ended on the Closing Date, and
               (c) (i) Taxes that arise under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law by virtue of any Company having been a member of a consolidated, combined, affiliated, unitary or other similar tax group prior to the Closing, (ii) Taxes of or payable by any Company having liability for Taxes of another Person arising under principles of transferee or successor liability or by contract as a result of activities or transactions taking place at or prior to the Closing, (iii) Taxes that arise from or are attributable to any inaccuracy in or breach of any representation or warranty made in Section 3.13 (Taxes) 3.24 (No Foreign Person) or 3.25 (Taxable Canadian Properties), (iv) Taxes that arise from or are attributable to any breach of any Tax covenant by Seller under this Agreement, (v) Taxes that are a withholding Tax on any payment by Purchaser, any Company or any of their respective Affiliates to Seller or any of its Affiliates pursuant to this Agreement, and (vi) any Taxes that are attributable to the transactions contemplated by Section 5.8, 8.1.13 or 8.1.14.
          “Current Assets” means the trade accounts receivable and miscellaneous receivables (both net of an allowance for doubtful accounts and cash discount reserves), inventories (net of reserves), prepaid expenses, workers’ compensation of Dopaco US and lease deposits, and other current assets of the Companies (excluding, however, any Cash and Cash Equivalents of the Companies, any Union Packaging Sale Proceeds, any Income Tax assets and prepaid business insurance), all as of the opening of business on the Closing Date and as determined in accordance with the Applicable Accounting Principles. For the avoidance of doubt, all receivables incurred in the ordinary course of business between any Company, on the one hand, and Seller or its Affiliates (other than the Companies), on the other hand to be settled post-Closing as contemplated by Section 5.8 shall be included in Current Assets and all intercompany receivables within the Companies shall be excluded from Current Assets.
          “Current Liabilities” means trade accounts payable, accrued liabilities and other current obligations and liabilities of the Companies (including any obligations or reserves in respect of Permitted Liens) (excluding, however, any Income Tax liabilities, accrued auditing fees, accrued workers compensation liabilities of Dopaco US and any obligation or liability in respect of Indebtedness that is discharged and paid in full (or as to which the Companies are fully released) as of the Closing), all as of the opening of Business on the Closing Date and as determined in accordance with the Applicable Accounting Principles. For the avoidance of doubt, all payables incurred in the ordinary course between any Company, on the one hand, and Seller or its Affiliates (other than the Companies), on the other hand, to be settled post-Closing as contemplated by Section 5.8 shall be included in Current Liabilities and all intercompany payables within the Companies shall be excluded from Current Liabilities.
          “Customer Risk” means any change with respect to any of the customers of the Companies or the relationship between any of such customers and all or any of the Companies for any reason including, without limitation, the announcement of the execution and delivery hereof, but excluding any changes arising from (i) any material failure of any Company to comply with the material terms of any applicable agreement with any of the Top Customers or to supply any such Top Customers, in all material respects, with products or services in the same manner and of the same type as have been provided by the Companies during the twelve month period prior to the date hereof, and (ii) any plans or intentions (including changes in specifications, anticipated purchasing levels, or contractual arrangements) communicated in writing by a Top Customer to any Company during the twelve month period prior to the date hereof, or of which there otherwise is Seller’s Knowledge, other than such plans or intentions as may have already been reflected in the terms of a Top Customer Contract.
          “Disputed Items” has the meaning set forth in Section 2.4(e).
          “Dissatisfaction Notice” has the meaning set forth in Section 5.12.
          “Dissatisfaction Reasons” has the meaning set forth in Section 5.12.
          “Dopaco Canada” has the meaning set forth in the recitals.
          “Dopaco Canada Company Plans” has the meaning set forth in Section 3.18.1.
          “Dopaco Canada Stock” has the meaning set forth in the recitals.
          “Dopaco Canada Subsidiaries” means, collectively, Garven and Conference Cup (and each of the foregoing hereinafter referred to as a “Dopaco Canada Subsidiary”).
          “Dopaco Interests” means, collectively, the Dopaco Stock, the Dopaco Pacific Interest, the Union Packaging Interest, the Dopaco LP Interest, the Garven Stock and the Conference Cup Stock.
          “Dopaco LP” has the meaning set forth in the recitals.
          “Dopaco LP Interest” has the meaning set forth in the recitals.
          “Dopaco Pacific” has the meaning set forth in the recitals.

          “Dopaco Pacific Interest” has the meaning set forth in the recitals.
          “Dopaco Partnership GP Interest” has the meaning set forth in the recitals.
          “Dopaco Partnership LP Interest” has the meaning set forth in the recitals.
          “Dopaco Stock” has the meaning set forth in the recitals.
          “Dopaco US” has the meaning set forth in the recitals.
          “Dopaco US Company Plans” has the meaning set forth in Section 3.18.1.
          “Dopaco US Stock” has the meaning set forth in the recitals.
          “Dopaco US Subsidiaries” means, collectively, Dopaco Pacific, Union Packaging and Dopaco LP (and each of the foregoing hereinafter referred to as a “Dopaco US Subsidiary”).
          “Employees” has the meaning set forth in Section 3.17.1.
          “Environmental Requirement” has the meaning set forth in Section 3.22.1(a).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, other than the Companies, which has employees who are or have been at any date of determination occurring within the preceding two years treated pursuant to Section 414(b), (c), (m) or (o) of the Code as employees of a single employer which includes any of the Companies.
          “Estimated Adjustment Certificate” has the meaning set forth in Section 2.4(a).
          “Estimated Net Debt Amount” means the estimated Net Debt Amount set forth in the Estimated Adjustment Certificate.
          “Estimated Working Capital” means the estimated Working Capital as reflected in the Estimated Adjustment Certificate.
          “Estimated Working Capital Adjustment” means the amount by which Estimated Working Capital is less than, or more than, the Working Capital Target.
          “Excess Adjustment Amount” has the meaning set forth in Section 2.4(c).
          “Final Adjustment Certificate” has the meaning set forth in Section 2.4(e).
          “Final Net Debt Amount” means the final Net Debt Amount as reflected in the Final Adjustment Certificate.
          “Final Working Capital” means the final Working Capital as reflected in the Final Adjustment Certificate.

          “Financial Statements” has the meaning set forth in Section 3.7.
          “GAAP” means United States generally accepted accounting principles as in effect from time to time.
          “Garven” has the meaning set forth in the recitals.
          “Garven Stock” has the meaning set forth in the recitals.
          “General Indemnity Cap” has the meaning set forth in Section 7.1.1.
          “Governmental Authority” means any government, or any governmental department, commission, agency, authority, instrumentality or subdivision, or any judicial or administrative body, whether domestic, foreign, federal, state, provincial or local, having competent jurisdiction over the matter or matters in question.
          “Guarantor” has the meaning set forth in the preamble.
          “Hazardous Material” has the meaning set forth in Section 3.22.1(b).
          “HOC” means Cascades Hungary Capital Management Limited Liability Company (formerly known as Perkins Capital Management Hungary Limited Liability Company).
          “HOC Loan” means that certain inter-company loan made by the HOC to Dopaco US in the amount of Sixteen Million Five Hundred Thousand Dollars ($16,500,000), as evidenced by that certain promissory note of Dopaco US in favor of the HOC dated August 24, 2004, as amended by that certain amending notice dated August 27, 2009 between Dopaco US and Cascades Hungary Capital Management Limited Liability Company, as assigned by that certain assignment agreement dated December 31, 2010 between Cascades Hungary Ltd., Luxembourg Branch and Cascades Luxembourg S.à.r.l.
          “HOC Termination Documents” means that certain Acknowledgement of Principal Repayment and Release of Issuer and Guarantor providing for the termination of the HOC Loan in form as annexed hereto as Exhibit C.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations adopted pursuant thereto, as amended.
          “Improvements” means all structures, fixtures, improvements and equipment which are owned, used, leased or held by the Companies as of the date hereof and as of the Closing Date.
          “Income Tax Act” means the Income Tax Act (Canada) and the rules and regulations adopted pursuant thereto, as amended.
          “Income Taxes” means Taxes with respect to net or gross income.

          “Income Tax Returns” mean Tax Returns with respect to Income Taxes.
          “Indebtedness” means, with respect to any Person, (I) all obligations of such Person respecting any of the following: (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases, (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person, and all principal, interest, fees, prepayment penalties (including those amounts that would be owed in connection with any repayment of debt on the Closing Date) or amounts due or owing with respect to the foregoing, or (f) the present value of the accrued benefit obligations of the Dopaco, Inc. Supplemental Executive Retirement Plan (which, for the avoidance of doubt, does not apply to Mr. Cauffman) within the meaning of Statement of Financial Accounting Standards 132, as set forth in the most recent actuarial report provided to Dopaco US, and as of the measurement date set forth therein, as adjusted for payments made to beneficiaries thereunder and the recording of periodic pension expenses, and (II) in the case of the Companies, to the extent any Union Packaging Sales Proceeds are received prior to the Closing and are the subject of a dividend or other distribution prior to the Closing, the amount of such declared and paid dividend, provided that in each of the foregoing clauses, Indebtedness shall not include any liabilities included within the definition of Current Liabilities hereof.
          “Indemnified Party” has the meaning set forth in Section 7.3.1.
          “Indemnifying Party” has the meaning set forth in Section 7.3.1.
          “Intellectual Property” has the meaning set forth in Section 3.15.
          “Interim Reviewed Statements” has the meaning set forth in Section 5.13(b).
          “Investment Canada Act” means the Investment Canada Act (Canada), and the rules and regulations adopted pursuant thereto, as amended.
          “Law” means, (a) any statute, law, regulation, ordinance, code, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or other governmental restriction or any interpretation or administration of any of the foregoing by any Governmental Authority, and (b) any directive, guideline, policy, requirement or any similar form of decision of or determination by any Governmental Authority, in each case, as currently, and on the Closing Date, in effect.
          “Leased Real Property” has the meaning set forth in Section 3.9.1.1.
          “Liabilities” means all Indebtedness, obligations, claims, causes of action, actions, covenants, mortgages, bonds, liabilities, damages, judgments and executions of whatever nature, whether known or unknown, whether accrued or unaccrued, whatsoever in law or equity.
          “Liens” means any lien, pledge, security interest, charge, claim, mortgage, deed of trust, option, warrant, purchase right or option, right of first refusal or similar right, lease, easement or other encumbrance or restriction of any kind.

          “Losses” has the meaning set forth in Section 7.1.
          “Majority Dopaco Pacific Interest” has the meaning set forth in the recitals.
          “Management Reports” has the meaning set forth in Section 5.13(c).
          “Material Adverse Change” means any change, effect or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to result in a material adverse change in the businesses, operations, properties, assets or financial condition of all of the Companies collectively taken as a whole, and shall exclude any change resulting or arising from: (a) any change in Law; (b) any change in interest rates or general economic conditions; (c) any change in GAAP; (d) any change that is generally applicable to the industries in which the Companies operate; (e) any national or international political or social conditions, including, without limitation, the engagement by the United States or Canada in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or Canada, or any of their territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or Canada; or (f) any Customer Risk, provided that the exclusions in clauses (a) through (e) above shall only apply to the extent the items referred to in such clauses have not had or would not be reasonably expected to have a disproportionate impact on the Companies in comparison to others operating in the same industry.
          “Material Adverse Effect” means any change, effect or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect in the businesses, operations, properties, assets or financial condition of all of the Companies collectively taken as a whole, and shall exclude any effect resulting or arising from: (a) any change in Law; (b) any change in interest rates or general economic conditions; (c) any change in GAAP; (d) any change that is generally applicable to the industries in which the Companies operate; (e) any national or international political or social conditions, including, without limitation, the engagement by the United States or Canada in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or Canada, or any of their territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or Canada; or (f) any Customer Risk, provided that the exclusions in clauses (a) through (e) above shall only apply to the extent the items referred to in such clauses have not had or would not be reasonably expected to have a disproportionate impact on the Companies in comparison to others operating in the same industry.
          “Material Contracts” has the meaning set forth in Section 3.10.1.
          “Minority Dopaco Pacific Interest” has the meaning set forth in the recitals.
          “Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA, or a multi-employer pension plan as defined in Section 1(1) of the Pensions Benefits Act (Ontario) or similar legislation of another Canadian jurisdiction.
          “Net Debt Amount” means an amount by which Cash and Cash Equivalents of the Companies exceeds Indebtedness of the Companies (or, in the event Indebtedness of the

Companies exceeds Cash and Cash Equivalents of the Companies, the amount of such excess expressed as a negative number), all as of the opening of business on the Closing Date and as determined in accordance with the Applicable Accounting Principles, provided that for purposes of this definition, Cash and Cash Equivalents shall not exceed Ten Million Dollars ($10,000,000).
          “Non-Union Employees” has the meaning set forth in Section 5.18.1.
          “Notice Period” has the meaning set forth in Section 7.3.1.
          “Obligations” has the meaning set forth in Section 10.12.
          “Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority.
          “Outside Date” has the meaning set forth in Section 9.1(d).
          “Owned Real Property” has the meaning set forth in Section 3.9.1.1.
          “Parent Insurance” has the meaning set forth in Section 5.6(a).
          “Permits” means all agreements, issuances, orders, licenses, franchises, permits and authorizations that have been issued by, or entered into with, any Governmental Authority, necessary to own and operate the Business as currently owned and operated.
          “Permitted Liens” means with respect to any Person, any one or more of the following: (a) Liens for Taxes either not yet due and payable or which are being contested in good faith by appropriate proceedings diligently prosecuted and as to which adequate reserves shall have been set aside in conformity with GAAP, (b) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar legislation, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature incurred in the ordinary course of business as to which adequate reserves have been established, (c) materialmen’s, mechanics’, workmen’s, repairmen’s, employees’, landlords’, lessors’ or other like Liens arising in the ordinary course of business to secure obligations not more than thirty (30) days past due or being contested in good faith and as to which adequate reserves shall have been set aside in conformity with GAAP, (d) any obligations or duties affecting any of the property of such Person to any Governmental Authority with respect to any Permit which do not materially impair the use or value of such property for the purposes for which it is held, and (e) utility easements, rights of way, building restrictions and other similar encumbrances or charges against real property (other than monetary Liens) which are of a nature generally existing with respect to properties of a similar character and which do not materially affect the marketability of the same, detract from the value of the same, or interfere with the use thereof in the business of such Person, in each case as in existence on the date hereof.
          “Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority or any other entity.

          “Personal Property” means all machinery, equipment, spare parts, furniture, computers, software, tools, supplies, inventories, consumable supplies, contracts, agreements, purchase orders, use licenses, reports, data, books, documents and records, including, without limitation, any and all of the foregoing located at the Converting Facilities of the Companies, owned, leased or held for use by the Companies as of the date hereof and as of the Closing Date.
     “Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date.
          “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on the Closing Date.
          “Products” has the meaning set forth in the recitals.
          “Prohibited Business” has the meaning set forth in Section 5.9.
          “Purchase Price” has the meaning set forth in Section 2.2.
          “Purchaser” has the meaning set forth in the preamble.
          “Purchaser Breach” has the meaning set forth in Section 10.7.
          “Purchaser Indemnified Parties” has the meaning set forth in Section 7.1.
          “Purchaser Plans” has the meaning set forth in Section 5.18.1.
          “Purchasing Entity” has the meaning set forth in Section 10.4.
          “PwC” means PricewaterhouseCoopers LLP.
          “R. Cauffman Employment Agreement” means that certain Amended and Restated Employment Agreement by and between Dopaco US and Robert L. Cauffman, dated as of June 16, 2008, as amended by that certain Amendment No. 1, effective December 5, 2008, and that certain Amendment No. 2, effective February 1, 2011, and by that certain letter from Mr. Cauffman to Dopaco US, dated September 23, 2009.
          “Real Property” has the meaning set forth in Section 3.9.1.1.
          “Real Property Leases” has the meaning set forth in Section 3.9.1.1.
          “Release” has the meaning set forth in Section 3.22.1(c).
          “Release and Substitution” has the meaning set forth in Section 5.17.
          “Satisfaction Notice” has the meaning set forth in Section 5.12.
          “Securities Act” has the meaning set forth in Section 4.5.

          “Seller” has the meaning set forth in the preamble.
          “Seller Breach” has the meaning set forth in Section 10.7.
          “Seller Consents” has the meaning set forth in Section 3.2.2.
          “Seller Indemnified Parties” has the meaning set forth in Section 7.2.
          “Seller’s Knowledge” means, with respect to a Seller, the actual knowledge or awareness of each or any of the persons listed with respect to such Seller on Exhibit D, provided that for purposes of the definition of Customer Risk as applied in Section 3.26, such Knowledge shall be measured after due inquiry of those individuals who serve as the Companies’ sales representatives for the Top Customers.
          “Specified Dispute” means the dispute and any related proceedings disclosed as item (3) on Schedule 3.12.1.
          “Specified Litigation” means the proceeding identified as item (1) on Schedule 3.12.1.
          “Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
          “Subsidiary Disposition” has the meaning set forth in the recitals.
          “Survival Expiration Date” has the meaning set forth in Section 7.1.1.
          “Tax Arbitrator” has the meaning set forth in Section 6.3.3.
          “Taxes” means any federal, state, provincial, local or foreign taxes, assessments, interest, penalties, deficiencies, additions to tax, fees and other governmental charges or impositions (including all net or gross income tax, gross receipts, net proceeds, unemployment compensation, social security, payroll, withholding, employment, sales and use, value added, privilege, property, alternative or add-on minimum and any other tax or similar governmental charge imposed by any Governmental Authority).
          “Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.
          “Tax Proceeding” shall mean any contest, assessment or other proposed adjustment with respect to Taxes.
          “Tax Returns” means any return (including any information return and any applicable elections), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

          “Termination Fee” has the meaning set forth in Section 5.12.
          “Top Customer Contracts” means the contracts with respect to any of the Top Customers and any of the Companies.
          “Top Customers” means the ten largest end user customers of the Companies by 2010 dollar volume.
          “Transactions” has the meaning set forth in Section 3.1.
          “Treasury Regulation” means a provision of the regulations of the Department of the Treasury promulgated under the Code, as amended from time to time, or the corresponding provision or provisions of succeeding regulations.
          “Union Employees” has the meaning set forth in Section 5.18.3.
          “Union Packaging” has the meaning set forth in the recitals.
          “Union Packaging Interest” has the meaning set forth in the recitals.
          “Union Packaging LLC Agreement” means that certain Limited Liability Company Agreement of Union Packaging, dated as of December 21, 1999, by and between Providence Packaging Group, Inc. and Dopaco US.
          “Union Packaging Sale” has the meaning set forth in the recitals.
          “Union Packaging Sale Proceeds” has the meaning set forth in the recitals.
          “US Benefit Plan” means each written or oral employee benefit plan, scheme, program, policy, arrangement, and contract (including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, or other equity-based arrangement, and any employment, termination, retention, change in control, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers compensation or other insurance, severance, or separation plan, program, policy, arrangement or contract)
          “Working Capital” means an amount equal to the total Current Assets, less the total Current Liabilities.
          “Working Capital Adjustment” means an amount by which Working Capital exceeds the Working Capital Target or, if the Working Capital Target exceeds Working Capital, the amount of such excess, expressed as a negative number.
          “Working Capital Target” means $65,829,176.

ARTICLE II
PURCHASE AND SALE
          2.1 Agreement to Purchase and Sell the Dopaco Stock.
          Subject to the terms and conditions hereof, at the Closing, Seller shall sell, assign, transfer and convey, free and clear of all Liens, the Dopaco Stock, and Purchaser shall purchase and accept the sale, assignment, transfer and conveyance to it of the Dopaco Stock.
          2.2 Purchase Price.
          In consideration of the purchase and sale described in Section 2.1, upon the closing thereof (the “Closing”), Purchaser shall pay to Seller in consideration of the sale of the Dopaco Stock an amount equal to Four Hundred Million Dollars ($400,000,000) (the “Purchase Price”), which shall be subject to adjustment as set forth in Section 2.4, and which shall be paid at the Closing in cash, by wire transfer of immediately available funds to an account or accounts specified by Seller to Purchaser in writing in advance of the Closing, which Purchase Price shall be allocated in accordance with Exhibit E hereto. Prior to the Closing, the parties shall adjust the allocation set forth on Exhibit E to reflect the Estimated Working Capital Adjustment. Following the Closing, the parties shall further adjust the allocation set forth on Exhibit E to reflect the Final Adjustment Certificate.
          2.3 Closing.
          Subject to the terms and conditions hereof, the Closing shall take place on May 2, 2011 or such later date that is five Business Days subsequent to the day on which the last of the conditions precedent to Closing set forth in Article VIII shall have been either satisfied or waived by the party for whose benefit such conditions precedent exist (other than those conditions to be satisfied by certificate deliveries at the Closing, but subject to the satisfaction of such delivery requirements), or at some other time as the parties may agree, (the “Closing Date”) at 10:00 a.m. Eastern Time at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022.
          2.4 Purchase Price Adjustments.
                         (a) On the date that is two Business Days prior to the Closing Date, Seller shall deliver to Purchaser a certificate of Dopaco US’s Chief Financial Officer, prepared in good faith in accordance with defined terms herein and based on available information setting forth its estimate of the Net Debt Amount, the Working Capital and Working Capital Adjustment and including reasonable supporting documentation for such calculations (the “Estimated Adjustment Certificate”). Without modifying the terms of this Agreement, the parties agree that Schedule 1.2 is instructive as to the manner of calculating Working Capital and the Net Debt Amount hereunder, as it reflects the inclusion and exclusion of accounts that would have been used in the calculation of Working Capital and the Net Debt Amount applying the definitions referred to herein to the extent that such calculation of Working Capital and the Net Debt Amount had been made as of the opening of business on December 26, 2010 rather than as of the opening of business on the Closing Date.

                         (b) The Estimated Adjustment Certificate shall be used by the parties to make a preliminary adjustment to the Purchase Price on the Closing Date pursuant to Section 2.4(c), subject to further adjustment in accordance with Section 2.4(e).
                         (c) In the event that the Estimated Working Capital Adjustment is a negative number, the Purchase Price shall be reduced in an amount equal to the Estimated Working Capital Adjustment. In the event that the Estimated Working Capital Adjustment is a positive number, the Purchase Price shall be increased in an amount equal to the Estimated Working Capital Adjustment, but in no event in such case shall the Estimated Working Capital Adjustment exceed Ten Million Dollars ($10,000,000) (the “Adjustment Cap”). In the event the amount of the Estimated Working Capital Adjustment would have exceeded the Adjustment Cap but for the existence of the Adjustment Cap pursuant to the provisions of the immediately preceding sentence, the amount of such excess shall be defined as “Excess Adjustment Amount”. In the event the Net Debt Amount is a positive number, the Purchase Price shall be increased by such amount and if the Net Debt Amount is a negative number, the Purchase Price shall be reduced by such amount.
                         (d) Within 60 days after the Closing Date, Purchaser shall deliver to Seller a certificate setting forth, in reasonable detail, its calculation of the Net Debt Amount, Working Capital and Working Capital Adjustment as of the Closing Date (the “Closing Adjustment Certificate”), together with a consolidated balance sheet of the Companies as of the Closing Date (the “Closing Balance Sheet”), which shall be prepared in accordance with the Applicable Accounting Principles. Seller shall provide Purchaser with reasonable access to books, records and personnel of Seller and work papers of its accountants as reasonably necessary and within Seller’s control or possession to enable Purchaser to prepare the Closing Balance Sheet.
                         (e) Seller shall have 30 days from the date on which the Closing Adjustment Certificate and the Closing Balance Sheet have been delivered to it to raise any objection(s) to the calculations set forth in the Closing Adjustment Certificate, on the basis that they were not prepared accurately in accordance with Section 2.4(d), by delivery of written notice to Purchaser setting forth such objection(s) in reasonable detail (the “Disputed Items”). In the event that Seller shall not deliver any such objection(s) with respect to the Closing Adjustment Certificate within such thirty-day period, then the Closing Adjustment Certificate shall be deemed final for purposes of this Section 2.4 (such final Closing Adjustment Certificate, the “Final Adjustment Certificate”). In the event that any such objection(s) are so delivered, the Closing Adjustment Certificate shall be deemed not final and Purchaser and Seller shall attempt, in good faith, to resolve the Disputed Items and, if they are unable to resolve all of the Disputed Items within 15 Business Days of delivery of such notice, shall, five Business Days thereafter (or such earlier date as mutually agreed) designate the New York office of Ernst & Young LLP to serve as the “Accountant Arbitrator” hereunder (the “Accountant Arbitrator”). The Accountant Arbitrator shall resolve all remaining Disputed Items in accordance herewith within 20 Business Days from the date of its designation. In connection with the foregoing, the Accountant Arbitrator shall be instructed to and must (i) limit its determination(s) only to the remaining Disputed Items, (ii) make its determination(s) as to each remaining Disputed Item based upon the application of this Section 2.4 and (iii) not assign a value to any remaining Disputed Item greater than the higher value for such Disputed Item claimed by either Purchaser or Seller or less than the lower value for such Disputed Item claimed by Purchaser or Seller. All determinations by the Accountant Arbitrator shall be final and binding upon the parties for purposes of this Section 2.4, absent fraud or manifest error. The fees and expenses of the Accountant Arbitrator shall be allocated between Purchaser and Seller in the same proportion to which the dollar amounts of their respective positions on Disputed Items are accepted or rejected by the Accountant Arbitrator. Purchaser and Seller acknowledge and agree that any adjustment made under this Section 2.4 is and shall be treated as an adjustment to the Purchase Price.
                         (f) At such time as the Closing Adjustment Certificate shall become the Final Adjustment Certificate in accordance with Section 2.4(e), the Estimated Working Capital shall be compared to the Final Working Capital and the Estimated Net Debt Amount shall be compared to the Final Net Debt Amount. In the event that the Final Working Capital shall be a number greater than the Estimated Working Capital, Purchaser shall pay to Seller an amount equal to such difference, plus, if there was an Excess Adjustment Amount, the amount of such Excess Adjustment Amount. In the event that the Final Working Capital shall be a number less than the Estimated Working Capital, either (i) Seller shall pay Purchaser an amount equal to such difference to the extent that such difference is greater than the Excess Adjustment Amount; or (ii) if subtracting such difference from the Excess Adjustment Amount results in a positive number, Purchaser shall pay an amount equal to such positive number to Seller. In any event, if there was an Excess Adjustment Amount, Purchaser shall pay Seller interest on the Excess Adjustment Amount accruing at a rate of five percent (5%) per annum during the period commencing on the Closing Date and concluding upon the date that payment is to be made pursuant to this Section 2.4(f). If the Final Net Debt Amount is a number greater than the Estimated Net Debt Amount, Purchaser shall pay to Seller an amount equal to such difference. If Final Net Debt Amount is a number less than the Estimated Net Debt Amount, Seller shall pay to Purchaser an amount equal to such difference. For the avoidance of doubt, the payments in respect of Working Capital and Net Debt contemplated by this Section 2.4(f) may be aggregated and netted against one another, if applicable, for purposes of the payments to be made between the parties. Any payment to be made pursuant to this Section 2.4(f) shall be made within five Business Days from the date that the Final Adjustment Certificate is finally determined pursuant to Section 2.4(e), by wire transfer of immediately available funds (i) if due to Purchaser, to an account designated in writing by Purchaser and (ii) if due to Seller, to an account designated in writing by Seller. Any amount so owing and not paid within such five Business Days shall begin accruing interest until paid at the rate of five percent (5%) per annum.
                         (g) Notwithstanding the existence of Disputed Items, if other aspects of the calculation of Working Capital or Net Debt are undisputed, payment shall be made between the parties with respect to such items as soon as practicable and the payment mechanisms in Section 2.4(f) shall be adjusted to reflect such earlier payments.
          2.5 Withholding.
          Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (a) each payment made pursuant to this Agreement shall be made net of any Taxes required by applicable Law to be deducted or withheld from such payment and (b) any amounts deducted or withheld from any such payment shall be remitted to the applicable Taxing Authority and shall be treated for all purposes of this Agreement as having been paid. The party making any such deduction or withholding shall furnish to the other party official receipts (or copies thereof) evidencing the payment of any such Taxes. If either Purchaser or Seller becomes aware that any amount is required to be so deducted or withheld, it shall promptly provide notice to the other party. Notwithstanding the foregoing, if any amount is deducted or withheld from any payment made pursuant to this Agreement and Seller receives less than five (5) days notice prior to the making of such deduction or withholding, then, to the extent permitted by Law, any such deduction or withholding shall not be remitted to the applicable Taxing Authority earlier than the date that is five (5) days after Seller received notice of such deduction or withholding and Seller shall be entitled to raise any objection with respect to such deduction or withholding during such period.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
          As of the date hereof and as of the Closing Date, Seller represents and warrants to Purchaser as follows:
          3.1 Approval of Agreement and Transactions.
          This Agreement and the transactions described herein (the “Transactions”) have been duly authorized, and this Agreement, and each other agreement, instrument or other document contemplated herein and to which Seller is a party, has been duly executed and delivered by Seller, and all appropriate action has been properly taken with respect thereto, in accordance with the organizational and governing documents of Seller and applicable Law.
          3.2 Seller’s Existence and Good Standing; Authority; Binding Obligation; No Conflicts or Restrictions.
               3.2.1 Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has full legal right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including the consummation of the Transactions, and each of the other agreements, instruments and other documents delivered pursuant hereto or otherwise in connection herewith. Assuming valid execution and delivery by Purchaser, this Agreement and, when executed and delivered by Seller, each of the other agreements, instruments and other documents delivered pursuant hereto or otherwise contemplated herein, constitute the legal, valid and binding obligations of Seller enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws in effect from time to time relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). Seller has provided to Purchaser a copy of a resolution adopted by the Board of Directors of Seller duly certified by an appropriate officer authorizing Seller to execute, deliver and perform its obligations under this Agreement, including the consummation of the Transactions, and each other agreement, instrument or other document delivered herewith or otherwise pursuant hereto or otherwise contemplated herein.

               3.2.2 Except as set forth on Schedule 3.2.2 (collectively, the “Seller Consents”), the execution, delivery and performance of this Agreement and each other agreement, instrument or other document contemplated herein and to which Seller is a party, do not (i) conflict with Seller’s organizational and governing documents; or (ii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of, loss of any right under or create in any party the right to accelerate, terminate, modify or cancel any agreement to which Seller is a party.
          3.3 The Companies’ Existence and Good Standing; Authority; Binding Obligation; No Conflicts or Restrictions.
               3.3.1 Dopaco US is a corporation validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. Dopaco Pacific is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware. Union Packaging is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware. Dopaco LP is a limited partnership, validly existing and in good standing under the Laws of the State of Delaware. Dopaco Canada is a corporation validly existing and in good standing under the Laws of Canada. Each of Garven and Conference Cup is a corporation validly existing and in good standing under the Laws of Ontario. Each Company is qualified to do business in every jurisdiction where the character or location of the properties owned or leased by it, or the nature of the business conducted by it, requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Seller has provided or made available to Purchaser or its representatives correct and complete copies of the Articles of Incorporation, Certificates of Organization and Certificates of Formation, as applicable, and Bylaws, Limited Liability Company Agreements and Limited Partnership Agreements, as applicable, of each Company, and all other organizational and governing documents of each Company, including all amendments to the foregoing in each case as listed on Schedule 3.3. No Company is in default of any of the terms or conditions of any of its respective governing documents.
               3.3.2 Except as set forth on Schedule 3.3.2 (collectively, “Company Consents”, and together with the Seller Consents, the “Consents”), the execution, delivery and performance of each agreement, instrument or other document contemplated herein and to which a Company is a party, do not (i) conflict with such Company’s organizational and governing documents; or (ii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of, loss of any right under or create in any party the right to accelerate, terminate, modify or cancel any agreement to which such Company is a party, including any Material Contract.
               3.3.3 Investment Canada Act.
          The value of the assets of Dopaco Canada and the Dopaco Canada Subsidiaries, calculated in the manner prescribed by the Investment Canada Act, does not equal or exceed Three Hundred Twelve Million Canadian Dollars (C$312,000,000).

          3.4 No Material Interest.
          Seller has no direct or indirect equity, partnership or other ownership interest in any creditor, competitor, supplier, lessor, customer or lessee of the Companies, except as may be set forth in Schedule 3.4 hereto.
          3.5 Capital Structure; No Liens.
          The issued and outstanding stock, limited liability company interests, and partnership interests, as applicable, of the Companies are owned by the Persons and in the amounts set forth in Schedule 3.5. All shares, limited liability company interests and partnership interests, as applicable, of the Companies have been duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof and as of the Closing Date:
                         (a) Seller owns all of the issued and outstanding capital stock of Dopaco US and Dopaco Canada;
                         (b) Dopaco US owns seventy-nine percent (79%) of the issued and outstanding membership interest of Dopaco Pacific and Seller owns twenty-one percent (21%) of the issued and outstanding membership interest of Dopaco Pacific;
                         (c) Dopaco US owns all of the issued and outstanding limited partnership interest of Dopaco LP and Dopaco Pacific owns one hundred percent (100%) of the general partnership interest of Dopaco LP;
                         (d) Dopaco US owns forty-nine percent (49%) of the issued and outstanding limited liability company interest of Union Packaging;
                         (e) Dopaco Canada owns all of the issued and outstanding capital stock of Garven;
                         (f) Garven owns all of the issued and outstanding capital stock of Conference Cup; and
                         (g) None of the foregoing capital stock, limited liability company interests or partnership interests was issued in violation of the preemptive rights of any Person. Except for this Agreement and as set forth in Schedule 3.5, there are no outstanding equity interests and no options, warrants, rights, calls, subscriptions, commitments, conversion rights, rights of exchange, rights of first refusal, plans or other agreements of any character providing for the purchase, issuance or sale by any Person of any shares of capital stock, limited liability company interests, partnership interests or other ownership interests, as the case may be, of any Company. There are no shares of capital stock, limited liability company interests, partnership interests or other ownership interests, as the case may be, of any Company reserved for issuance for any purpose. All of the equity interests described in this Section 3.5 are and shall be conveyed directly or indirectly, as the case may be, to Purchaser at Closing free and clear of all Liens (other than the equity interests of Dopaco Pacific and Dopaco LP which shall not be conveyed to Purchaser and, in the event the Union Packaging Sale shall have occurred prior to the Closing, the equity interests of Union Packaging owned by Dopaco US which shall not be conveyed to Purchaser). Dopaco Pacific and Dopaco LP are inactive entities that do not participate in the conduct of the Business or hold assets used in the conduct of the Business.
          3.6 Subsidiaries and Investments.
          Except as set forth in Schedule 3.6 hereto, and as otherwise set forth in Schedule 3.5, none of the Companies directly or indirectly owns or has any commitment or right to purchase any capital stock or other equity or ownership or proprietary interest in any Person, nor does any Company have any direct or indirect subsidiary.
          3.7 Financial Statements.
          Attached hereto as Schedule 3.7(a) are: the unaudited balance sheets, statements of income and statements of cash flow of Dopaco US for the years ended December 28, 2008, December 27, 2009, and December 26, 2010, each of which consolidates the Companies (the “Financial Statements”). Except as disclosed on Schedule 3.7(b), the Financial Statements have been prepared from the books and records of Dopaco US and Dopaco Canada and each of the Dopaco US Subsidiaries and the Dopaco Canada Subsidiaries and have been prepared in accordance with GAAP, consistently applied. Each Financial Statement fairly presents in all material respects the financial condition of the Companies at the date thereof, and the related statements of income and changes in financial position fairly present in all material respects the results of the operations and changes in financial position of the Companies to which it pertains for the period indicated, except as otherwise indicated on Schedule 3.7(b).
          3.8 Books and Records.
          All material logs and records pertaining to operational matters of the Companies have been accurately maintained in all material respects, and there are no material inaccuracies or material discrepancies of any kind contained or reflected therein. The minute books of the Companies contain materially accurate records of all meetings of, and corporate actions or written consents taken by, or with respect to, the Companies.
          3.9 Properties; Encumbrances; Condition; Leases; Licenses.
               3.9.1 Real Property.
                    3.9.1.1 Schedule 3.9.1.1(a) contains a description of all tracts or parcels of, or other interests in, real property owned by each of the Companies (together with all improvements and fixtures located thereon or attached thereto, and together with any fixtures or improvements owned by any of the Companies and located on or attached to, the Leased Real Property (as defined below), the “Owned Real Property”) and sets forth the address, beneficial owner and registered title holder of each parcel of Owned Real Property; and Schedule 3.9.1.1(b) contains a description of all tracts or parcels of, or other interests in, real property leased, subleased or used under a license or occupancy agreement by any of the Companies (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), and a list of all leases for such Leased Real Property to which each Company is a party (the “Real Property Leases”) and sets forth the address, landlord and tenant for each Real Property Lease.

                    3.9.1.2 Each of the respective Companies has good, valid and marketable title, in fee simple, to the Owned Real Property owned by it, and, as of the Closing Date, such Owned Real Property shall be free and clear of all Liens, other than Permitted Liens, and other than as set forth on Schedule 3.9.1.2, which liens shall be released on or prior to the Closing Date.
                    3.9.1.3 Each of the respective Companies has good and valid rights under the Real Property Leases to which it is a party, and, as of the Closing Date, such rights shall be free and clear of all Liens, other than Permitted Liens, and other than as set forth on Schedule 3.9.1.3. Each of the respective Companies has the right to use the Leased Real Property in accordance with the terms of the applicable Real Property Lease to which it is a party, in each case for the conduct of its business as presently conducted.
                    3.9.1.4 Each of the Real Property Leases is valid, binding and enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws in effect from time to time relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and no renewal, extension or termination options have been granted to any party thereunder other than as expressly set forth therein. All rents, royalties and other payments due from each respective Company as of the Closing Date on each of the Real Property Leases shall have been paid in full in all material respects as of the Closing Date.
                    3.9.1.5 Each of the respective Companies is in peaceable and undisturbed possession of the Real Property owned, leased or occupied by it, and none of the Companies is in default under any of its material obligations under any of the Real Property Leases and no waiver of its obligations thereunder has been granted by any lessor, lessee, grantor or licensor, as the case may be. None of the Companies has sent a written notice to the other party to a Real Property Lease stating that such other party is in default thereunder, which default remains uncured.
                    3.9.1.6 None of the Companies or Seller has received any written notice from any Governmental Authority claiming that any Company is currently violating, or any of the Real Property or Improvements is in violation, in any material respect, of any building or zoning Law with respect to the Real Property. The use and operation of the Real Property in the conduct of the Business do not violate in any material respect any covenant, condition, restriction, easement, license, permit or agreement.
                    3.9.1.7 Except as set forth in Schedule 3.9.1.7, neither Seller nor any of the Companies has received written notice of any condemnation proceedings pending against the Real Property or the Improvements and to Seller’s Knowledge, there is no threatened condemnation proceeding with respect thereto.
                    3.9.1.8 Except as set forth on Schedule 3.9.1.8, none of the Companies or Seller is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to another Person any right to the possession, use, lease, occupancy or enjoyment of any of the Real Property.

                    3.9.1.9 Except as set forth on Schedule 3.9.1.9, none of the Companies or Seller owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property or any portion thereof or interest therein.
               3.9.2 Personal Property.
                    3.9.2.1 Schedule 3.9.2.1 sets forth an accurate and complete list of all Personal Property having a net book value, as of the date hereof, in excess of One Hundred Thousand Dollars ($100,000) which is owned, leased, used or held for use by each of the respective Companies.
                    3.9.2.2 Schedule 3.9.2.2(a) lists all leases of Personal Property under which each Company is a lessee, excluding, however, any lease requiring an annual aggregate payment by the lessee thereunder of less than One Hundred Thousand Dollars ($100,000). Except as set forth on Schedule 3.9.2.2(b) each Company has or will have as of the Closing Date good and valid title to, or leasehold interests pursuant to such leases in, all of the Personal Property used by it in the conduct of its business as presently conducted, including, without limitation, (a) all the Personal Property reflected in the Balance Sheet and as described in this Agreement, and (b) all the Personal Property purchased by the Companies since the Balance Sheet Date, except for Personal Property reflected in the Balance Sheet or acquired since the Balance Sheet Date which has been sold or otherwise disposed of in the ordinary course of business and in accordance with this Agreement. As of the Closing Date, all of the Personal Property shall be free of all Liens, other than Permitted Liens and those set forth on Schedule 3.9.2.2(c).
                    3.9.3 Assets.
          The assets of the Companies constitute all of the assets and rights required to conduct the Business following the Closing in substantially the same manner in which the Business is currently being conducted and in which the Business has been conducted since January 1, 2010. Except as set forth in Schedule 3.9.3, Seller and its Affiliates have conducted the Business through the Companies and not through any other division or any other subsidiary or Affiliate of the Companies. The Companies do not hold any assets, rights or liabilities other than those used to conduct, or which are otherwise primarily related to, the Business.
          3.10 Contracts.
               3.10.1 Except as set forth in Schedule 3.10.1 (such contracts required to be so disclosed, collectively, the “Material Contracts”), no Company is a party to, nor is it otherwise bound by:
                         (a) any agreement providing any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement, sick pay, vacation pay, severance pay or other employee benefit requiring or providing for the payment of Two Hundred Thousand Dollars ($200,000) or greater in the aggregate in any period of 12 months;

                         (b) any agreement containing restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, limited partnership interests or limited liability company interests, as applicable;
                         (c) any agreement relating to capital expenditures of Five Hundred Thousand Dollars ($500,000) or greater in the aggregate in any period of 12 months;
                         (d) any loan or advance to, or investment in, any other Person in the amount of One Hundred Thousand Dollars ($100,000) or greater in the aggregate in any period of 12 months, or the making of any such loan, advance or investment;
                         (e) any agreement in respect of Indebtedness and any guarantee or other contingent liability in respect of any Indebtedness or obligation of any other Person;
                         (f) any management, service, employment, consulting or any other similar type of contract requiring the payment of Five Hundred Thousand Dollars ($500,000) or greater in the aggregate in any period of 12 months;
                         (g) any agreement which materially restricts the freedom of any of the Companies to engage in any line of business or to compete with any other Person;
                         (h) any franchise agreement requiring the payment of Five Hundred Thousand Dollars ($500,000) or greater in the aggregate in any period of 12 months;
                         (i) any mortgage, pledge, conditional sale or title retention, security, equipment obligation, guaranty, lease or lease purchase agreement requiring the payment of Five Hundred Thousand Dollars ($500,000) or greater in the aggregate in any period of 12 months;
                         (j) any purchase and sale orders and commitments, except for those in the ordinary course of business;
                         (k) any contracts or other commitments requiring any government, military, or other security clearances or similar approvals;
                         (l) any military, defense or similar contracts or other commitments;
                         (m) any lease where any Company is the lessor of any real or personal property requiring or providing for the payment of Five Hundred Thousand Dollars ($500,000) or greater in the aggregate in any period of 12 months;

                         (n) any indemnities or guarantees, whether contingent or otherwise requiring or providing for the payment of Two Hundred Thousand Dollars ($200,000) or greater in the aggregate in any period of 12 months;
                         (o) any agreement required to be disclosed on Schedule 3.23;
                         (p) any agreement setting forth rights or obligations with respect to the Union Packaging Interest or Union Packaging;
                         (q) any agreement with any customer or supplier that was (based on amounts received or paid) a Top Customer or supplier in 2010;
                         (r) any agreement providing for the licensing of Intellectual Property material to the Business (other than “off the shelf” shrink wrap licenses); and
                         (s) any agreement pursuant to which any goods, services, rights or other assets are provided to both the Companies and Seller or any affiliate of Seller other than the Companies.
               3.10.2 Copies of all of the Material Contracts (including all amendments thereto) have been delivered or made available to Purchaser or its representatives, except, as of the date hereof, with respect to the Additional Due Diligence Materials. Each of the Material Contracts is valid, binding and enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws in effect from time to time relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at Law) and none of the Companies is, nor, to Seller’s Knowledge, is any other party thereto, in material default thereunder, and no event has occurred, or, as a result of the Transactions, will occur, which, with the giving of notice, the lapse of time, or both, would become a default thereunder, except as otherwise may be noted in Schedule 3.10.2.
          3.11 No Governmental Authority Restrictions.
          Except as required pursuant to the HSR Act, the Competition Act and as set forth on Schedule 3.11, neither Seller nor any of the Companies is a party to, or otherwise subject to, any Order or Law which (a) would require authorization or approval of, or filing with any Governmental Authority in connection with the execution and delivery of this Agreement or the Transactions; or (b) would prevent consummation of the Transactions contemplated in this Agreement or any other agreement, instrument or other document delivered herewith or pursuant hereto or otherwise contemplated herein, and the compliance by Seller with the terms, conditions and provisions of this Agreement.
          3.12 No Litigation.
               3.12.1 Except as set forth in Schedule 3.12.1, there is no action, suit or proceeding at law or in equity by any Person, or grievance, any arbitration or any administrative or other proceeding, or to Seller’s Knowledge, any investigation by, any Governmental Authority, pending or, to Seller’s Knowledge, threatened with respect to any Company, any of the partners, shareholders, members, managers, officers or directors thereof (in their capacities as such), any of their respective properties or rights, or any of the Companies’ ownership interests or shares of capital stock, limited partnership interests or limited liability company interests, as the case may be, nor is any Company subject to any Order entered in any lawsuit, arbitration or similar proceeding.
               3.12.2 No voluntary proceeding or petition has been instituted by any of the Companies and no proceeding has been instituted or, to Seller’s Knowledge, threatened to be instituted against any of the Companies under the bankruptcy Laws of the United States or any other country or any political subdivision thereof. None of the Companies has made any assignment of any assets or properties for the benefit of creditors, consented to the appointment of a receiver or trustee for any assets or properties, been adjudicated bankrupt or made a bulk sale or taken any action which contemplates the making of a bulk sale. No court has entered any order appointing a receiver or trustee for any assets or properties of any of the Companies or has assumed the custody of or sequestered any assets or properties of any of the Companies and no attachment has been made on any assets or properties of any of the Companies or any of the members, partners or stockholders, as applicable, thereof.
          3.13 Taxes.
               3.13.1 Each of the Companies has filed or caused to be filed (on a timely basis) all income and other material Tax Returns that are or were required to be filed. All such Tax Returns were correct and complete in all material respects. All material Taxes due and owing by the Companies have been timely paid, except for such Taxes, if any, as are being contested in good faith and have been accrued and provided for on the books and records of the Companies. Each of the Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, partner, or other third party, and all applicable Tax forms (including, without limitation, with respect to Dopaco US and Dopaco US Subsidiaries, all Internal Revenue Service Forms W-2 and 1099) required with respect to such Taxes have been properly completed and timely filed. The Companies are not currently the beneficiary of any extension of time within which to file any Tax Return.
               3.13.2 Except as provided on Schedule 3.13, there are no pending or threatened audits, examinations or other administrative or court proceedings for the assessment, adjustment or collection of Taxes of any of the Companies.
               3.13.3 Except as provided on Schedule 3.13, there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or Tax deficiencies of any of the Companies.
               3.13.4 No claim has been made by a Taxing Authority in a jurisdiction where a Company does not file Tax Returns of a certain type that such Company is or may be subject to taxation of such type by that jurisdiction.

               3.13.5 None of the Companies has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c) or any transaction or arrangement reportable under any similar foreign Tax Law.
               3.13.6 None of the Companies has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transaction contemplated by this Agreement.
               3.13.7 None of the Companies will be required to include any income or gain in any Post-Closing Tax Period (i) under Section 453 of the Code (or any similar provision of state, local or foreign Law) in respect of any transaction occurring on or prior to the Closing Date, (ii) under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) in respect of any reacquisition occurring on or prior to the Closing Date, or (iii) as a result of any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of the manner in which any item was reported by any of the Companies with respect to any Pre-Closing Tax Period.
               3.13.8 Schedule 3.13 lists each entity classification election and change in entity classification that has been made under Treasury Regulation Section 301.7701-3 with respect to each Company for U.S. federal income Tax purposes.
               3.13.9 Seller is the parent of the U.S. consolidated tax group that includes Dopaco US.
               3.13.10 Except as provided on Schedule 3.13, none of the Companies is a party to a tax sharing, tax allocation or other similar agreement.
          3.14 Insurance.
          Set forth in Schedule 3.14(a) hereto is a complete and accurate list of insurance policies which each Company currently maintains or which is maintained by any other Person with respect to any Company or its property, and has maintained since January 1, 2008, including all deductibles, self insured levels and retained liabilities. Such policies are in full force and effect, and all premiums due on such policies have been timely paid. Attached as Schedule 3.14(b) hereto is a summary of each Company’s claims experience under its insurance policies since January 1, 2008.
          3.15 Patents; Trademarks; Other Intellectual Property.
          Except as may be set forth in Schedule 3.15 hereto: (a) none of the Companies has any material patents, patent rights, trademarks, trade names or service marks, copyrights, inventions, formulas, confidential proprietary technical information, trade secrets, websites, domain names, artwork, graphics, know-how or other intellectual property, (individually, and collectively, the “Intellectual Property”) whether registered or unregistered, or applications with respect thereto, nor, to Seller’s Knowledge, does any Company require any such rights, in connection with its business as presently and formerly conducted; (b) each Company is the exclusive owner of its respective Intellectual Property, and the inventions covered thereby, listed in Schedule 3.15, if any, free and clear of all Liens as of the Closing Date except Permitted Liens; (c) to Seller’s Knowledge, none of the Companies is infringing, or otherwise acting adversely to, any such rights of others in a manner reasonably expected to be material to the Business; (d) since January 1, 2010, no Company has received written notice regarding any alleged infringement or adverse action of the type described in clause (c) of this Section 3.15; (e) to Seller’s Knowledge, none of the Intellectual Property is being infringed on by any other Person; (f) none of the Companies has received any written opinions of counsel relating to the infringement, invalidity or unenforceability of any Intellectual Property; (g) none of the Companies nor any employee or consultant of any of the Companies has any agreements or arrangements with former employers or, in the case of consultants, former or current clients, which result in such employees, consultants or former or current clients of such consultants having any rights in, or claims on any of the Intellectual Property; and (h) each Intellectual Property registration and filing listed on Schedule 3.15 is valid and in full force and effect.
          3.16 Compliance with Laws; Regulatory Matters.
          Except as set forth in Schedule 3.16, (a) all Permits are in full force and effect; (b) the Companies are, and since January 1, 2009, have been in compliance with their respective Permits and all applicable Laws, except where the failure to be in compliance would not reasonably be expected to be material to the Business; (c) there is no pending notice alleging, and there are no current material violations of, any Permit or Law, nor any circumstances that, without redress in the normal course, will cause a material violation of a Permit or Law; and (d) there are no claims or proceedings, pending or, to Seller’s Knowledge, threatened, challenging the validity of or seeking to discontinue or materially alter any Permit.
          3.17 Employees.
               3.17.1 Annexed hereto as Schedule 3.17 is a true and complete list of the names, job functions, length of service and current annual base compensation rates and terms of any bonus, including a history from January 1, 2008 with respect thereto, of all salaried and hourly employees of the Companies (the “Employees”). Except as will be in accordance with the Companies’ policies respecting vacation and severance as set forth in Schedule 3.17 hereto, none of such Employees is now, or will by the passage of time hereafter become, entitled to receive any vacation time, vacation pay or severance pay, or any other similar amounts, attributable to services rendered, or circumstances occurring, prior to the date hereof.
               3.17.2 Except as may be set forth in Schedule 3.17 hereto:
                         (a) There is no labor strike, dispute, slowdown or work stoppage occurring or, to Seller’s Knowledge, threatened against any of the Companies or involving any of the Employees.
                         (b) The Companies have not been approached by any individual or organization claiming or seeking to represent any of the Employees within the last one year, and no individual or organization is presently seeking or claiming to represent the Employees.

                         (c) No collective bargaining agreement is currently in effect or being negotiated with respect to any of the Employees.
                         (d) There has been no labor strike, slowdown, picketing, concerted refusal to work overtime by, lockout of, or work stoppage with respect to the Employees during the last three years.
          3.18 Employee Benefits.
               3.18.1 Set forth on Schedule 3.18.1(a) is a list of all US Benefit Plans maintained or contributed to by Dopaco US and the Dopaco US Subsidiaries or any their ERISA Affiliates, or with respect to which any of them could incur liability under the Code or ERISA or any similar non-U.S. law, in each case for the benefit of the Employees of Dopaco US and the Dopaco US Subsidiaries (including a written description of any oral US Benefit Plans) (the “Dopaco US Company Plans”). Set forth on Schedule 3.18.1(b) is a list of all Canada Benefit Plans maintained or contributed to by Dopaco Canada and the Dopaco Canada Subsidiaries or any of their Affiliates, in each case for the benefit of the Employees or any former officer, employee, or director of Dopaco Canada and the Dopaco Canada Subsidiaries, and their dependents or beneficiaries, (including a written description of any oral Canada Benefit Plans) (the “Dopaco Canada Company Plans”, and together with the Dopaco US Company Plans, the “Company Plans”). Schedule 3.18.1(b) identifies each Canada Benefit Plan that is a “registered pension plan” as that term is defined in Subsection 248(1) of the Income Tax Act (Canada) (the “Canadian Pension Plans”).
               3.18.2 With respect to each Company Plan, Seller has provided or made available to Purchaser complete, to the extent applicable, up-to-date, current and correct copies of: (i) all related plan documents, trust agreements, insurance contracts, or other funding arrangements; (ii) the two most recent actuarial reports for both ERISA (or similar applicable Canadian pensions standards legislation) funding and financial statement purposes; (iii) the two most recent Forms 5500 with all attachments required to have been filed with the Internal Revenue Service or the Department of Labor or any similar reports filed with any comparable Governmental Authority in any non-U.S. jurisdiction having jurisdiction over any Company Plan, and all schedules thereto; (iv) the most recent IRS determination letter with respect to each Company Plan intended to be qualified under Section 401(a) of the Code; (v) all current summary plan descriptions; (vi) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, or any other Governmental Authority (including a written description of any oral communication); (vii) the most recent actuarial study of any pension, disability, post-employment life, or medical benefits provided under any such Company Plan; (viii) all current employee handbooks and manuals; (ix) statements or communications regarding withdrawal or other Multiemployer Plan liabilities (or similar liabilities pertaining to any non-U.S. employee benefit plan sponsored by the Companies, if any); and (x) all amendments and modifications to any such Company Plan or related document. None of the Companies has communicated to any current or former employee any intention or commitment to amend or modify any Company Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

               3.18.3 Each Company Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has a received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion letter issued by the Internal Revenue Service, and, except as set forth on Schedule 3.18.3, to the Seller’s Knowledge, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of any such Company Plan. Except as set forth on Schedule 3.18.3, all amendments and actions required to bring each Company Plan into conformity with the applicable provisions of ERISA, the Code, and other applicable Law have been made or taken, except to the extent such amendments or actions are not required by law to be made or taken until after the Closing Date. Each Company Plan has been operated in all material respects in accordance with the terms of such Company Plan and applicable Law. Except as set forth on Schedule 3.18.3, the Dopaco US Company Plans and the Dopaco Canada Company Plans have complied, in all material respects, with the requirements of all Laws applicable thereto. None of the Companies or any of their respective ERISA Affiliates would be liable for any amount pursuant to Section 4062, 4063, or 4064 of ERISA if any Company Plan that is subject to Title IV of ERISA (a “Company Title IV Plan”) were to terminate as of the date hereof. Schedule 3.18.3 sets forth, with respect to each Company Title IV Plan, the fair market value of the assets of such Company Title IV Plan and the present value of the accrued benefit obligations and projected benefit obligations of such Company Title IV Plan (within the meaning of Statement of Financial Accounting Standards 132), as set forth in the most recent actuarial report provided to the Companies with respect to such Company Title IV Plan (and as of the measurement date set forth therein). Each Company Plan that is subject to the minimum funding standards of Section 412 of the Code or Part 3 of Title I of ERISA satisfies such standards and no waiver of such funding has been sought or obtained. In addition, no Company Plan subject to the Code or ERISA has incurred an “accumulated funding deficiency” within the meaning of the predecessors to Section 412 or 302 of the Code and ERISA, respectively, whether or not waived.
               3.18.4 None of the Companies or any of their ERISA Affiliates has been involved in any transaction that could cause the Companies, or following the Closing Date, the Purchaser or any of its respective Affiliates, to be subject to liability under 4069 or 4212 of ERISA. Except as set forth on Schedule 3.18.4, none of the Companies or any of their ERISA Affiliates has incurred (either directly or indirectly, including as a result of an indemnification obligation) any penalty, excise tax, prohibited transaction liability or liability for breach of fiduciary duty under or pursuant to Title I or IV of ERISA or the penalty, excise Tax, or joint and several liability provisions of the Code relating to employee benefit plans, and no event, transaction, or condition has occurred or exists that could result in any such liability to the Companies, any of their ERISA Affiliates, or following the Closing Date, the Purchaser or any of its Affiliates. Except as set forth on Schedule 3.18.4, all contributions and premiums required to have been paid by the Companies or any of their ERISA Affiliates to any Company Plan under the terms of any such plan or its related trust, insurance contract, or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code) or collective bargaining agreement, have been paid within the time prescribed by any such plan, agreement, or applicable Law.
               3.18.5 Other than routine claims for benefits and as set forth on Schedule 3.18.5, there are no pending, or to the Seller’s Knowledge, threatened or anticipated claims: (A) by or on behalf of any Company Plan or any employee or beneficiary with respect to any

Company Plan, or otherwise involving any Company Plan or its assets; or (B) by or on behalf of any current or former employees of the Companies relating to his or her employment, termination of employment, compensation, or employee benefits. None of the Company Plans is presently under audit or examination by the IRS, the Department of Labor, or any other Governmental Authority, domestic or foreign.
               3.18.6 None of the Companies or any of their ERISA Affiliates contributes to or is obligated to contribute to, or within the three years preceding this Agreement contributed to or was obligated to contribute to, a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA.
               3.18.7 Except as set forth on Schedule 3.18.7, none of the Companies has any liability in respect of post-retirement health, medical, or life insurance benefits for retired, former, or current employees of the Companies except as required to avoid the excise tax under 4980B of the Code.
               3.18.8 Except as set forth on Schedule 3.18.8, the execution, delivery, and performance of this Agreement by the Seller, and the consummation by the Seller of the transactions contemplated by this Agreement, will not (alone or in combination with any other event): (i) entitle any current or former employee, consultant, officer, or director of the Companies to severance pay or any other payment; (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any such employee, consultant, officer, or director; (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Plan, or impose any restrictions or limitations on the Companies’ rights to administer, amend, or terminate any Company Plan; or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No person is entitled to receive any additional payment (including any tax gross-up or other payment) from any of the Companies as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.
               3.18.9 Except as set forth on Schedule 3.18.9, each of the Canadian Pension Plans is fully funded on a going concern, solvency and wind-up basis pursuant to the actuarial assumptions and methodology set out in the most recently filed actuarial valuation for such Canadian Pension Plan. No event has occurred respecting a Canadian Pension Plan which would entitle any Person to cause the wind-up or termination of such Canadian Pension Plan in whole or in part. There have been no withdrawals, applications or transfers of assets from any Canadian Pension Plan or the trusts or other funding media relating thereto except in accordance with the terms of such Canadian Pension Plans, applicable Law and all applicable agreements.
          3.19 Bank Accounts and Powers of Attorney; Lock Boxes.
          Set forth in Schedule 3.19(a) hereto is an accurate and complete list of (a) each bank or other financial institution in which each Company has an account or safe deposit box and the authorized signatories with respect thereto, and (b) the names of all persons, if any, holding powers of attorney with respect thereto from each Company. Set forth in Schedule 3.19(b) is an accurate and cumulative list of each bank or other financial institution in which each Company maintains a lock box for the receipt of accounts receivable and the terms and conditions of each of them.
          3.20 No Changes Since the Balance Sheet Date.
          Except as may be set forth in Schedule 3.20 hereto, or as otherwise contemplated herein, since the Balance Sheet Date, or, in the case of clauses (a), (b), (c), (d), (i), (k), (l), (m), (n), (o), (p), (q), (r), (s), (t) or, to the extent applicable to these aforementioned clauses, (u) since September 30, 2010, none of the Companies has:
                         (a) incurred any liability or obligation of any nature whether accrued, absolute, contingent or otherwise, except for current Taxes not yet due and payable, and except in the ordinary course of business;
                         (b) discharged or satisfied any Liens or Liabilities, whether absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities of a similar type incurred since the Balance Sheet Date in the ordinary course of business;
                         (c) permitted any of its assets to be subjected to any Lien except for Permitted Liens;
                         (d) sold, leased, transferred or otherwise disposed of any assets except for sales of inventory in the ordinary course of business;
                         (e) made any individual capital expenditure or commitment therefor of more than Five Hundred Thousand Dollars ($500,000) in any individual case, or One Million Dollars ($1,000,000) in the aggregate;
                         (f) declared or paid any dividend, except for any cash dividends declared and paid prior to the opening of business on the Closing Date (which shall not include any cash held in trust established in connection with the Dopaco, Inc. Supplemental Executive Retirement Plan), or made any distribution on any of its limited liability company interests, limited partnership interests or shares of capital stock, or issued or redeemed, purchased or otherwise acquired any of its limited liability company interests, limited partnership interests or shares of capital stock or any option, warrant or other right to purchase or acquire any such limited liability company interests, limited partnership interests or shares of capital stock;
                         (g) increased its indebtedness for borrowed money, or made any loan to any Person, except in the ordinary course of business;
                         (h) written down the value of any work in progress, or written off as uncollectible any notes or accounts receivable, except in the ordinary course of business;

                         (i) cancelled or waived any claims or rights of value, except in the ordinary course of business;
                         (j) made any material change in any method of accounting or auditing practice (except as may be required by changes in GAAP);
                         (k) conducted its business or entered into any transaction, except in the ordinary course of business;
                         (l) received any notice of termination of any Material Contract, or other material lease or other material agreement or suffered any material damage, destruction or loss, whether or not covered by insurance;
                         (m) received any notice of any new labor union organizing activity, any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or any Material Adverse Change in its relations with any of the Employees, agents, partners or other co-owners in any venture, suppliers, consultants, subcontractors or independent contractors;
                         (n) transferred or granted any rights under, or entered into any settlement regarding, the breach or infringement of, or entered into any agreement or commitment relating to, any Intellectual Property, or modified any existing rights with respect thereto;
                         (o) changed any of its banking, safe deposit, lock box, or power of attorney arrangements;
                         (p) been subjected to, instituted, settled or agreed to settle, or suffered any adverse determination in, any litigation, action, proceeding or arbitration before any court or governmental body or arbitration body relating to it or its properties or services;
                         (q) made or suffered any material change in or amendment to its organizational or governing documents;
                         (r) entered into or amended any contract or commitment of more than Five Hundred Thousand Dollars ($500,000) in any individual case, or One Million Dollars ($1,000,000) in the aggregate;
                         (s) modified the terms of any agreement or other transaction with Seller or any Affiliate of Seller;
                         (t) (i) except as otherwise required by Law, existing Company Plans or this Agreement, taken any action with respect to the grant of any material severance or termination pay (other than pursuant to policies or agreements of any Company in effect on the date of this Agreement) which will become due and payable after the Closing Date; (ii) made any material change in the key management structure of any Company, including the hiring of additional officers or the termination of existing officers, other than in the ordinary course of business, consistent with past practice; (iii) amended any Company Plan, other than in a manner that does not materially enhance any benefits provided under, or materially increase the cost of such Company Plan; or (iv) entered into any new material employment, consulting or similar agreement or amended any existing employment agreement; or
                         (u) made a commitment, whether or not in writing, to do any of the foregoing.
          3.21 No Investment Banker’s, Broker’s or Finder’s Fees.
          No investment banker, agent, broker, person or firm acting or purporting to act on behalf of Seller is, or will be, entitled to any financial advisory, commission or broker’s or finder’s fee from any of the parties hereto, or any other Person respecting the Transactions other than Bank of America Merrill Lynch, who has been engaged by Seller and its Affiliates and whose fee will be paid by Seller and its Affiliates (other than a Company).
          3.22 Environmental Matters.
               3.22.1 For the purposes of this Agreement:
                         (a) “Environmental Requirement” means each and every applicable Law or Order regulating or otherwise relating in any way to the protection of human health or the environment or the Release or threatened Release of Hazardous Material into the environment;
                         (b) “Hazardous Material” means any “hazardous substance,” “hazardous waste,” “pollutant,” “contaminant,” or words of similar meaning or effect as defined in or regulated under applicable Environmental Requirements, including, without limitation, polychlorinated biphenyls (PCBs), asbestos, petroleum, and urea-formaldehyde foam insulation (UFFI); and
                         (c) “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the environment.
               3.22.2 Except as set forth in Schedule 3.22.2 hereto:
                         (a) The Companies are and have been in compliance in all material respects with all Environmental Requirements and are in possession of, and compliance with, all material Permits required under Environmental Requirements. There is no uncured violation of any Environmental Requirement with respect to any of the Companies’ operations or the Real Property.
                         (b) There are no pending or, to Seller’s Knowledge, threatened proceedings, claims or liabilities against any of the Companies or with respect to the Real Property arising under or with respect to any Environmental Requirement or any Permit required thereunder.

                         (c) (i) there have been no Releases of Hazardous Materials resulting from the operations of the Companies at, on, under or from any property currently or formerly owned, leased or operated by any Company, and (ii) the Companies have not Released, transported, arranged for the transportation of, or disposed of any Hazardous Materials in a manner or to a location, that, in each instance set forth in clauses (i) and (ii), has resulted or would reasonably be expected to result in any material liability or claim.
               3.22.3 Schedule 3.22.3 identifies all environmental reports in the possession of any of the Companies or Seller with respect to the Real Property or any of the Companies’ operations, in each case prepared on or after January 1, 2005, which reports have been made available to the Purchaser.
               3.22.4 Except as set forth in Section 3.11, this Section 3.22 contains all the representations and warranties made by Seller with respect to matters arising under Environmental Requirements.
          3.23 Transactions With Certain Persons.
          Except as set forth on Schedule 3.23, since December 31, 2009: (a) no Company has, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased to others or otherwise disposed of any property or furnished any services to, or otherwise dealt with, in the ordinary course of business or otherwise, (i) Seller, or (ii) any Affiliate of the Companies or Seller; (b) no Company owes any amount to, nor do they have any contract with or commitment to, Seller or any of its Affiliates, shareholders, directors, officers, employees or consultants, and none of such Persons owes any amount to any Company; and (c) no part of the property or assets of Seller is used by any Company.
          3.24 No Foreign Person.
          Seller is not a “foreign person” within the meaning of Section 1445 of the Code and is a non resident of Canada within the meaning of Subsection 248(1) of the Income Tax Act.
          3.25 Taxable Canadian Properties.
          The shares of Dopaco Canada are not taxable Canadian properties within the meaning of Subsection 248(1) of the Income Tax Act since at no time in the 60-month period that immediately preceding the Closing Date was the fair market value of the shares of Dopaco Canada derived principally (more than 50%), directly or indirectly, from one or any combination of:
          (i) real or immovable property situated in Canada;
          (ii) Canadian resource properties;
          (iii) timber resource properties; or
          (iv) an option or interest in a property described in (i) to (iii) above.

          3.26 Relations with Customers.
          During the twelve-month period prior to the date of the execution and delivery hereof, and except to the extent already reflected in a Top Customer Contract, (i) none of the Top Customers has notified any Company in writing, and there is not otherwise Seller’s Knowledge, that any such Top Customer intends to or is contemplating materially reducing its purchases from any Company, or materially changing the terms (including price or pricing mechanism) pursuant to which it transacts business with any Company, and (ii) to Seller’s Knowledge, there is no fact or circumstance that could reasonably be expected to cause any such Top Customer to materially reduce its purchases from any Company, or materially change the terms (including price or pricing mechanism) pursuant to which it transacts business with any Company.
          3.27 Entirety of Representations and Warranties; Disclaimer of Representations and Warranties.
               3.27.1 IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLER AND ITS AFFILIATES ARE NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE, EXCEPT FOR THE EXPRESS REPRESENTATIONS OR WARRANTIES SET FORTH IN THIS ARTICLE III, AND IT IS UNDERSTOOD THAT PURCHASER, EXCEPT TO THE EXTENT OTHERWISE SET FORTH IN THIS ARTICLE III, TAKES THE DOPACO STOCK, THE COMPANIES, AND ALL ASSETS OF THE COMPANIES, INCLUDING, WITHOUT LIMITATION, THE REAL PROPERTY, IMPROVEMENTS AND ALL PERSONAL PROPERTY, “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.” WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, BUT WITHOUT LIMITING ANY REPRESENTATION OR WARRANTY IN ARTICLE III, OR ANY OTHER TERM OF THIS AGREEMENT, (I) SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, STATUTORY, OR OTHERWISE, RELATING TO CUSTOMER RISK, AND EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, TO THE CONDITION OF THE REAL PROPERTY, IMPROVEMENTS, THE PERSONAL PROPERTY AND THE OTHER ASSETS OF THE COMPANIES (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OF WORKING CONDITION OR OF THE STATE OF REPAIR) AND (II) PURCHASER HAS AGREED NOT TO RELY ON ANY REPRESENTATION OR WARRANTY MADE BY SELLER WITH RESPECT TO THE CONDITION, QUALITY, OR STATE OF THE REAL PROPERTY, IMPROVEMENTS, THE PERSONAL PROPERTY OR OTHER ASSETS OF THE COMPANIES EXCEPT FOR THOSE SET FORTH IN THIS ARTICLE III OF THIS AGREEMENT, BUT RATHER, AS A SIGNIFICANT PORTION OF THE CONSIDERATION GIVEN TO SELLER FOR THIS PURCHASE AND SALE, HAS AGREED TO RELY SOLELY AND EXCLUSIVELY UPON ITS OWN EVALUATION OF THE COMPANIES, THE REAL PROPERTY, IMPROVEMENTS, THE PERSONAL PROPERTY AND THE OTHER ASSETS OF THE COMPANIES, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN. THE PROVISIONS CONTAINED IN THIS AGREEMENT ARE THE

RESULT OF EXTENSIVE NEGOTIATIONS BETWEEN PURCHASER AND SELLER AND NO OTHER ASSURANCES, REPRESENTATIONS OR WARRANTIES ABOUT THE QUALITY, CONDITION, OR STATE OF THE COMPANIES, THE REAL PROPERTY, THE IMPROVEMENTS, THE PERSONAL PROPERTY OR OTHER ASSETS OF THE COMPANIES WERE MADE BY SELLER IN THE INDUCEMENT THEREOF, EXCEPT AS SET FORTH IN THIS AGREEMENT.
               3.27.2 WITHOUT LIMITING THE GENERALITY OF SECTION 3.27.1, BUT WITHOUT LIMITING ANY REPRESENTATION OR WARRANTY IN THIS ARTICLE III OR ANY OTHER TERM OF THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF THE DUE DILIGENCE MATERIALS PROVIDED BY SELLER IN ITS DATAROOM, INCLUDING, WITHOUT LIMITATION, INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO PURCHASER IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY DESCRIPTION OF THE COMPANIES, THE REAL PROPERTY, IMPROVEMENTS, THE PERSONAL PROPERTY AND OTHER ASSETS OF THE COMPANIES, REVENUE, PRICE AND EXPENSE ASSUMPTIONS, OR ENVIRONMENTAL INFORMATION, OR ANY OTHER INFORMATION FURNISHED TO PURCHASER BY SELLER, ITS AFFILIATES OR ANY DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, AGENT, OR ADVISOR THEREOF).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          As of the date hereof and as of the Closing Date, Purchaser represents and warrants to Seller as follows:
          4.1 Approval of Agreement and Transactions.
          This Agreement and the Transactions have been duly authorized, and the Agreement, and each other agreement, instrument or other document contemplated herein and to which Purchaser is a party, has been duly executed and delivered by Purchaser and all appropriate action has been properly taken with respect thereto, in accordance with the organizational and governing documents of Purchaser, and applicable Law.
          4.2 Purchaser’s Existence and Good Standing; Authority; Binding Obligation; No Conflicts or Restrictions.
               4.2.1 Purchaser is a company duly incorporated and is validly existing under the Laws of New Zealand. Purchaser has full legal right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including the consummation of the Transactions, and each of the other agreements, instruments and other documents delivered pursuant hereto or otherwise in connection herewith. Assuming valid execution and delivery by Seller, this Agreement and, when executed and delivered by Purchaser, each of the other agreements, instruments and other documents delivered pursuant hereto or otherwise contemplated herein, constitute the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws in effect from time to time relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). Purchaser has provided to Seller a copy of a resolution adopted by Purchaser’s Board of Directors, duly certified by an appropriate officer authorizing Purchaser to execute, deliver and perform its obligations under this Agreement, including the consummation of the Transactions, and each other agreement, instrument or other document delivered herewith or otherwise pursuant hereto or otherwise contemplated herein to which Purchaser is a party.
               4.2.2 Except as set forth on Schedule 4.2.2, the execution, delivery and performance of this Agreement and each other agreement, instrument or other document contemplated herein and to which Purchaser is a party, do not (i) conflict with Purchaser’s organizational and governing documents; or (ii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any agreement to which Purchaser is a party.
          4.3 No Governmental Authority Restrictions.
          Except as required pursuant to the HSR Act, the Competition Act and as set forth on Schedule 4.3, Purchaser is not subject to any Order or Law which (a) would require authorization or approval of, or filing with any Governmental Authority in connection with the execution and delivery of this Agreement or the Transactions; or (b) would prevent consummation of the Transactions contemplated in this Agreement or any other agreement, instrument or other document delivered herewith or pursuant hereto or otherwise contemplated herein, and the compliance by Purchaser with the terms, conditions and provisions of this Agreement. Purchaser is a “WTO investor” as that term is defined in the Investment Canada Act.
          4.4 No Investment Banker’s, Broker’s or Finder’s Fees.
          No investment banker, agent, broker, person or firm acting or purporting to act on behalf of Purchaser is, or will be, entitled to any financial advisory commission or broker’s or finder’s fee from either of the parties hereto, or any other person respecting the Transactions.
          4.5 Investment.
          Purchaser is acquiring the Dopaco Interests for its own account for investment purposes and not with a view toward any resale or distribution thereof. Purchaser acknowledges that the Dopaco Interests have not been registered under the Securities Act of 1933 or any equivalent legislation in Canada (the “Securities Act”), as amended and that it may not sell any of the Dopaco Interests except in accordance with the Securities Act, or applicable exemptions therefrom.

          4.6 Financial Ability to Perform.
          Purchaser has available cash funds and/or access to existing credit facilities sufficient to consummate the Transactions contemplated by this Agreement in accordance with the terms and conditions hereof.
          4.7 Purchaser’s Due Diligence.
          Without limiting the representations or warranties of Seller or any other term of this Agreement, in deciding to enter into this Agreement, and, subject to the terms of this Agreement, to consummate the Transactions, Purchaser has relied solely upon its own knowledge, investigation, and analysis (and that of its representatives) and not on any disclosure or representation made by, or any duty to disclose on the part of, Seller, its Affiliates, or any of their representatives, other than the express representations and warranties of Seller set forth in Article III herein and the other terms of this Agreement, which Purchaser is relying on.
ARTICLE V
COVENANTS
          5.1 Conduct of Business of the Companies.
          During the period from the date of this Agreement to the Closing Date, Seller shall cause each Company to conduct its business and operations only according to its ordinary and usual course of business as presently conducted and shall, without relieving Purchaser of Customer Risk as provided elsewhere herein, cause each Company to use commercially reasonable efforts to attempt to maintain intact the Business and relations with customers, suppliers and others material to the ongoing conduct of the Business. Pending the Closing Date and except as may be first approved in writing by Purchaser or as is otherwise permitted or required by this Agreement, Seller will not and Seller will not cause or allow any Company to take any action which if it had been taken after the Balance Sheet Date (or, as specified in Section 3.20, September 30, 2010) and prior to the date hereof would have resulted in a misrepresentation or breach of warranty under Article III of this Agreement. Notwithstanding anything to the contrary contained herein, it shall not be a breach of any representation or warranty or covenant herein if Seller or any of the Companies take any action otherwise prohibited by this Section 5.1 without Purchaser’s consent if such action is reasonably determined by Seller to be necessary in the interest of health or safety in circumstances in which Seller could not reasonably obtain Purchaser’s prior approval, or if such action is set forth in Schedule 5.1. The parties acknowledge and agree that the foregoing covenants are subject in each case to Section 5.7 hereof.
          5.2 Coordination.
          After the date hereof and prior to the Closing Date, Seller and Purchaser agree to use commercially reasonable efforts to discuss, from time to time and as reasonably requested by Purchaser, the ongoing operations and business of the Companies, subject in each instance to compliance with applicable Law as advised by each party’s respective legal counsel. Seller agrees to notify Purchaser promptly of any event after the date hereof which can reasonably be expected to result in a breach of any representation or warranty under Article III or a Material Adverse Change.
          5.3 Purchaser’s Access to the Companies.
          After the fifth Business Day following the date hereof and prior to the Closing Date, Seller shall, and shall cause the Companies to, permit Purchaser and its representatives to have, upon reasonable notice, reasonable access during regular business hours to the premises of the Companies and the books and records of the Companies, and to cause the Companies to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Companies as Purchaser shall from time to time reasonably request, subject in each instance to compliance with applicable Law as advised by each party’s respective legal counsel.
          5.4 Confidentiality; Announcements.
               5.4.1 In replacement of that certain confidentiality agreement entered into between Cascades Inc. and Rank Group Limited, on behalf of itself and its affiliates, including Purchaser, dated as of October 20, 2010, which confidentiality agreement shall terminate upon the execution and delivery hereof, without, however, affecting any rights or obligations of the parties accruing prior to such termination, Purchaser agrees that it shall, and shall cause its employees, officers, directors and Affiliates to, keep confidential all information (whether written or otherwise) provided to it by Seller or Seller’s agents and representatives, except that Purchaser may provide such information to its financial advisors, potential financing sources, legal counsel and other advisors and consultants assisting Purchaser, provided that such advisors, counsel and consultants agree to become bound by the terms of this Section 5.4. In the event this Agreement is terminated prior to Closing, Purchaser shall return to Seller all information provided to it by or on behalf of Seller or shall provide Seller with evidence reasonably satisfactory to Seller that Purchaser has destroyed such information. Purchaser’s obligations under this Section 5.4 shall not extend to information which (a) has been in the possession of or known by Purchaser on a non-confidential basis prior to the receipt thereof from Seller or its agents or representatives, (b) has become generally available to the public other than as a result of disclosure by Purchaser or its agents or representatives, (c) has become available to Purchaser on a non-confidential basis from a third party not prohibited from making such disclosure to Purchaser, or (d) is required to be disclosed to comply with any applicable Law, provided that before Purchaser makes such disclosure Purchaser use commercially reasonable efforts to give Seller prompt notice of the requirement or request for disclosure and use commercially reasonable efforts to secure or cooperate with Seller in securing a protective order or other arrangement to limit disclosure of such confidential information only to parties agreeing to be bound by the terms of the protective order or other arrangement.
               5.4.2 From and after the date hereof, Seller shall not (and shall cause the Companies and their other Affiliates not to) without the prior written consent of Purchaser and Purchaser shall not (and shall cause its Affiliates not to) without the prior written consent of Seller issue or permit to be issued any media, newspaper, wire service, trade journal or any other public statement, in each case concerning the Transactions, except as otherwise provided herein or as may be required by applicable Law, stock exchange rule or other applicable disclosure obligations, in which case the issuing party shall provide the other party, in writing, no less than one Business Day prior to such proposed statement, the content of the proposed statement and an opportunity to comment on the statement.
          5.5 Hart-Scott-Rodino; Competition Act.
          Seller and Purchaser shall promptly make, or cause to make, such filings as are required under the HSR Act and Competition Act and shall (and shall cause their respective Affiliates to) furnish the other party hereto such information and cooperation as may reasonably be requested by such party in connection with the preparation and submission of such filings under the foregoing. Seller and Purchaser shall promptly keep each other informed of any developments with the Canadian Competition Bureau and provide the other and its legal counsel with an opportunity to provide comments on draft correspondence to the Canadian Competition Bureau and on the proposed responses to any requests for information from the Canadian Competition Bureau. Seller and Purchaser shall each use their commercially reasonable efforts to resist any assertion that the Transactions constitute a violation of federal, state or provincial antitrust Laws and shall seek early termination of any waiting periods under the HSR Act, and shall seek the appropriate orders or approvals in order to consummate the Transactions.
          5.6 Insurance Cooperation.
                         (a) Inasmuch as all insurance coverage with respect to the Business is maintained by the parent company of Seller and such coverage (the “Parent Insurance”) will not continue subsequent to the Closing Date, Purchaser shall make arrangements to have similar coverage provided through its own insurance policies as of the Closing Date, and Seller shall provide reasonable cooperation to Purchaser in such regard.
                         (b) Notwithstanding Section 5.6(a), Seller agrees that it or one of its Affiliates, shall, with respect to any incident from which a liability of a Company arises or that relates to any damage, impairment or loss of an asset of a Company, that is potentially covered by a Parent Insurance policy in effect prior to the Closing Date, (i) report such incident to the appropriate insurer as promptly as practicable and in accordance with the terms and conditions of the Parent Insurance policy after such incident is reported to Seller, (ii) include Purchaser on material correspondence and possible litigation proceedings relating to such incident and (iii) instruct that such proceeds are paid directly to the injured party in settlement of any claims relating to such incident, rather than to Seller or one of its Affiliates, or, if such proceeds are received by Seller or any of its Affiliates, pay such proceeds over to the Company subject to such claim; provided that Purchaser shall notify Seller promptly of any potential claim, shall cooperate in the investigation and pursuit of any claim, shall have the right to effectively associate in the pursuit of any claim, including but not limited to the ability to withhold its consent to any proposed claim settlement (such consent not to be unreasonably conditioned, withheld or delayed) and shall bear all reasonable out-of-pocket expenses incurred by Seller or its Affiliates in connection with the foregoing. From time to time (but for no longer than five years following the Closing), Seller will reasonably cooperate with Purchaser upon reasonable notice and with any out-of-pocket costs borne by Purchaser to provide Purchaser with historical insurance claims information regarding the Business (including workers compensation experience) to the extent reasonably necessary to enable Purchaser and its subsidiaries to establish loss experience in establishing new insurance arrangements with new carriers.
          5.7 Cash Distributions.
          Notwithstanding anything to the contrary herein, each of the parties hereto acknowledges and agrees that prior to the Closing Date, each of Dopaco US, the Dopaco US Subsidiaries, Dopaco Canada and the Dopaco Canada Subsidiaries may, at any time or from time to time, prior to the opening of business on the Closing Date, distribute all cash held by it to Seller or its designee, other than any cash held in trust established in connection with the Dopaco, Inc. Supplemental Executive Retirement Plan.
          5.8 Affiliate Agreements; Intercompany Payables and Receivables.
          Except to the extent otherwise provided in the next succeeding sentence, prior to the Closing Date, Seller and its Affiliates will cause all contracts or other transactions between Seller and its Affiliates (other than the Companies), on the one hand, and the Companies, on the other, with respect to which there could be further or continuing liability or obligation on the part of Purchaser or any of its Affiliates (including the Companies after the Closing) to be settled or terminated prior to the Closing Date without any further or continuing Liability on the part of Purchaser or any of its Affiliates (including Liability arising from such termination) so that no such contract or transaction remains in effect. Prior to the Closing, and subject to the proviso at the end of this sentence, Seller shall cause all intercompany receivables and payables outstanding between any Company, on the one hand, and Seller or its Affiliates (other than the Companies), on the other hand, to be satisfied and paid in full such that such intercompany receivables and payables are no longer outstanding as of the opening of business on the Closing Date, provided that this shall not apply to any receivables or payables incurred in the ordinary course of business between any Company, on the one hand, and Seller or its Affiliates (other than the Companies), on the other hand, on account of (and only on account of) (i) waste paper sales by any Company, and boxboard and corrugated box purchases by any Company, or (ii) payments by any Company to Seller on account of workers compensation claims, all of which obligations contained in clauses (i) and (ii) shall survive the Closing and be paid in the ordinary course of business. For the avoidance of doubt, accrued auditing fees shall be terminated prior to the opening of Business on the Closing Date.
          5.9 Non-Competition.
          For a period of two (2) years after the Closing, neither Seller nor any of its Affiliates shall, directly or indirectly, engage in any business in North America with respect to manufacturing or selling any products which are the same as any of the Products as in existence on the date hereof through and including the Closing Date in sales to customers in the Quick Service Restaurant and Food Service Distribution businesses (a “Prohibited Business”); provided, however, nothing in this Section 5.9 shall prohibit or prevent Seller or any of its Affiliates from:
     (i) continuing to conduct any business it is currently conducting that is not part of the Business and which would constitute a Prohibited Business, provided that revenues attributed to such business shall not in any twelve month period exceed Fifteen Million Dollars ($15,000,000);
     (ii) selling boxboard used to make the Products or used to make any other items to any Person, including competitors of the Business;
     (iii) owning or acquiring up to an aggregate of 10% of the ownership interest of any entity engaged in any Prohibited Business or making passive investments in the ordinary course of business in investment funds that make investments in entities engaged in any Prohibited Business, provided that, in either case, none of such Persons is active in the management or governance of such entity; or
     (iv) owning or operating any Prohibited Business if such Prohibited Business was acquired as a result of a merger or other acquisition; provided, (x) the revenue generated by any Prohibited Business of such acquired entity or business for the preceding fiscal year do not account for more than 25% of the total revenues of such entity or business for such period; and (y) no later than 12 months after such acquisition, the applicable acquiring Person shall have entered into an agreement providing for a divestiture of any Prohibited Business so acquired, so that following the closing of such divestiture the activities of the entity or business so acquired will once again be in compliance with this Section 5.9.
          5.10 Exclusivity.
          Seller agrees, on behalf of itself and its Affiliates, that from the date hereof until the earlier of the Closing Date and the date that this Agreement is terminated pursuant to Article IX, each such Person shall not, and shall instruct its agents, representatives and Affiliates not to, directly or indirectly (a) make available any non-public information to any third party (including via access to any data room or other records), other than Purchaser, or their agents, representatives and Affiliates with respect to the Business in connection with any Competing Business Transaction, (b) solicit, facilitate, initiate, respond to or encourage proposals, offers or inquiries from a third party, other than Purchaser, with respect to any Competing Business Transaction, (c) solicit, facilitate, initiate, respond to or participate in any negotiations or discussions with any third party, other than Purchaser, or its agents, representatives and Affiliates with respect to any Competing Business Transaction, or (d) enter into a letter of intent or other agreement or arrangement with a third party, other than Purchaser, with respect to any Competing Business Transaction. Seller and its Affiliates shall immediately upon execution hereof terminate any and all discussions, negotiations or communications involving itself or any of their respective agents, representatives, subsidiaries and Affiliates regarding any Competing Business Transaction and immediately subsequent to the receipt of a Satisfaction Notice pursuant to Section 5.12 shall request the return or destruction of any confidential or proprietary information regarding the Business Seller or its subsidiaries previously made available to any third party in connection with discussions or the evaluation of any Competing Business Transaction.

          5.11 Further Assurances.
          Seller and Purchaser shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents (including, but not limited to, documents to vest title of the Dopaco Stock in Purchaser and, documents reasonably required by a title company to issue a title insurance policy with the standard exceptions omitted, provided any exceptions for native land claims, original crown patents and unpatented mining claims shall not be considered standard exceptions, and a non-imputation endorsement attached thereto, which title insurance policy shall be procured at Purchaser’s expense), and (c) do such other acts and things, all as the other party may reasonably request for the purposes of carrying out the intent of this Agreement and the Transactions contemplated hereby, (including, but not limited to granting reasonable access to the Owned Real Property to Purchaser and its consultants in connection with the procurement of surveys of the Owned Real Property, which surveys shall be procured at Purchaser’s expense). Seller shall use commercially reasonable efforts to obtain all Consents prior to Closing. In the event Seller shall not have obtained one or more Company Consents on or prior to the Closing Date, Seller shall thereafter continue to use commercially reasonable efforts to obtain such Company Consents, and, to the extent permitted by Law, shall act after the Closing Date as Purchaser’s agent in order to obtain for it the benefits of the agreements with respect to which the Company Consents are required but have not yet been obtained, and shall cooperate, to the extent permitted by Law, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.
          5.12 Additional Due Diligence Materials.
          Upon the execution and delivery hereof, Seller shall provide to Purchaser a complete and correct copy of the Additional Due Diligence Materials and shall make available appropriate members of the management team either in person or by phone in order to answer questions related to the Additional Due Diligence Materials. Within five Business Days thereafter, Purchaser shall notify Seller in writing either (i) that it is satisfied with the results of its review of the Additional Due Diligence Materials (a “Satisfaction Notice”), or (ii) that it is not so satisfied with the Additional Due Diligence Materials, and reasons therefor (the “Dissatisfaction Reasons”) which Dissatisfaction Reasons shall not include Customer Risk or relate to any due diligence materials provided to Purchaser other than the Additional Due Diligence Materials, and must be reasonable and material and set forth with reasonable particularity (a “Dissatisfaction Notice”). In the event Purchaser delivers a timely Satisfaction Notice, or fails timely to deliver such a Notice or a Dissatisfaction Notice, the parties shall proceed to Closing pursuant and subject to the terms of this Agreement, which terms shall not be limited by this Section 5.12. In the event Purchaser delivers a timely Dissatisfaction Notice, then so long as it contains Dissatisfaction Reasons meeting the foregoing requirements, Purchaser shall be entitled to terminate this Agreement pursuant to Section 9.1(b)(4), provided, however, that as a condition to doing so Purchaser must first pay to Seller a termination fee equal to two and one-half percent (2.5%) of the Purchase Price (the “Termination Fee”), provided further that, such Termination Fee shall not be payable if the Dissatisfaction Reason would otherwise provide Purchaser with the right to terminate the Agreement pursuant to Article IX hereof.
          5.13 Financial Statements.
                         (a) As soon as practicable following the date hereof, Seller shall use its commercially reasonable efforts to have prepared at Purchaser’s expense and delivered to Purchaser audited combined financial statements of the Companies prepared in accordance with GAAP for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, which shall comply with Regulation S-X and Regulation S-K promulgated under the Securities Act, and which shall be accompanied by a report and opinion of PwC or another registered independent public accounting firm reasonably acceptable to Purchaser, which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (the “Audited Financial Statements”). Seller shall instruct the accounting firm referred to in the immediately preceding sentence to undertake its audit to the standards required by the Public Company Accounting Oversight Board.
                         (b) As soon as practicable following the date hereof, seller shall use its commercially reasonable efforts to have prepared at Purchaser’s expense and delivered to Purchaser combined interim financial statements of the Companies prepared in accordance with GAAP for (i) each of the fiscal quarters ended March 28, 2010, June 27, 2010, September 26, 2010 (the “Interim Reviewed Statements”) and (ii) each fiscal quarter in 2011 ending after the date hereof and prior to the Closing Date (the “2011 Quarterly Statements”), it being agreed that the 2011 Quarterly Statements for any given fiscal quarter shall be delivered to Purchaser no later than 45 days following the completion of such fiscal quarter. The Interim Reviewed Statements and the 2011 Quarterly Statements delivered to Purchaser shall be accompanied by a report from PwC stating that such reports have been reviewed in accordance with the Statement on Auditing Standards number 100.
                         (c) As soon as practicable following March 27, 2011, Seller shall have delivered to Purchaser management financial reports for the Companies, as of and for the three month period ended March 27, 2011 prepared in the same manner and with the same level of detail as has was provided in such management financial reports of the Companies for 2010 (the “Management Reports”).
                         (d) As soon as practicable, but in no event later than 60 days following the Closing, Seller shall use its commercially reasonable efforts to cooperate in any way reasonably requested by Purchaser to assist with the preparation and delivery to Purchaser at Purchaser’s expense of audited financial statements of the Companies prepared in accordance with GAAP for the period December 27, 2010 through and including the Closing Date, which financial statements shall comply with Regulation S-X and Regulation S-K promulgated under the Securities Act, and which shall be accompanied by a report and opinion of PwC, or an other independent certified public accountant reasonably acceptable to Purchaser, which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

                         (e) If requested by Purchaser at any time prior to the first anniversary of the Closing Date, Seller shall use commercially reasonable efforts to furnish Purchaser and its financing sources as promptly as practicable (with any out of pocket third party expenses borne by Purchaser) with financial or other pertinent information regarding the Companies as may be reasonably requested by Purchaser, including financial data, audit reports, management representation letters and other information regarding the Companies of the type that would be required (A) to enable Purchaser to prepare any schedule describing the material qualitative and quantitative differences between the GAAP financial statements referred to in this Section 5.13 and financial statements as of the same dates and for the same periods prepared in accordance with International Financial Reporting Standards or (B) by Regulation S-X or Regulation S-K promulgated under the Securities Act for a registered public offering of non-convertible debt securities, to the extent the same is of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act, or to receive from PwC (and any other accountant to the extent financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver, with respect to the financial statements described in sections (a) and (b) above.
          5.14 Use of “Dopaco” Name.
          Seller covenants and agrees that from and following the Closing Date it shall not, directly or indirectly, use or do business under or permit any of its respective Affiliates to use or do business under the name “Dopaco” or any name or trademark confusingly similar to “Dopaco”, and, to the extent that either Dopaco LP or Dopaco Pacific is in existence following the Subsidiary Disposition, Seller shall cause the name of such entity to be changed in order to eliminate the word “Dopaco” therefrom.
          5.15 Workers Compensation Claims.
          Notwithstanding anything to the contrary contained in Section 5.6 hereof:
               5.15.1 Subsequent to the Closing Purchaser shall, and shall cause the Companies to, use commercially reasonable efforts in defending and otherwise dealing with any workers compensation obligations of any of the Companies arising from a pre-Closing occurrence, using a standard of care consistent with the Companies’ past practices that a reasonable person would utilize in the absence of any indemnification by a third party with respect thereto, and Seller shall have a right of consultation with respect to all of the foregoing; and
               5.15.2 Subsequent to the Closing, but subject to the next sentence, Purchaser shall, and shall cause the Companies to (i) with respect to all workers compensation clams arising out of occurrences prior to November 1, 2007, pay Zurich Insurance Company amounts billed by such insurance company with respect thereto, and (ii) with respect to all workers compensation clams arising out of occurrences on or subsequent to November 1, 2007 and prior to the Closing Date, pay Seller amounts billed by Seller with respect thereto, in each case contemplated in clauses (i) and (ii) in the ordinary course of business consistent with the past practices of the Companies. Seller shall reimburse the Companies for all amounts paid by them as contemplated in clauses (i) and (ii) in excess of an aggregate amount of $1,879,113.50, such reimbursement to be made within thirty days subsequent to the issuance to Seller by the Companies of a monthly invoice therefor, and, from and after such time as Seller is obligated to make such reimbursement payments, Seller shall cease sending invoices referred in clause (ii) of the immediately preceding sentence and the Companies shall have no payment obligation under such clause (ii). At such time following the Closing as any of the Companies, on the one hand, or Seller or one of its Affiliates, on the other, shall receive the return of any workers compensation deposit with respect to a workers compensation insurance policy in effect prior to the Closing, the receiving party (or its Affiliate) shall remit to the other party hereunder one-half (1/2) of the amount of such deposit.
          5.16 Blended Contracts.
          With respect to the contracts referred to in clause (s) of Section 3.10.1, unless otherwise agreed, each of the parties hereto will use commercially reasonable efforts to (i) obtain prior to the Closing from the counterparty to each such contract (A) a new separate contract with one of the Companies for the portion of the goods or services purchased from or supplied to the Business under such contract, and (B) a new separate contract with Seller or one of its Affiliates for the portion of the goods or services purchased from or supplied to the continuing business of Seller and its Affiliates (other than the Companies), in each case upon terms and conditions substantially similar to the existing contracts or otherwise reasonably satisfactory to Purchaser and Seller, and (ii) terminate the existing contracts referred to in clause (s) of Section 3.10.1.
          5.17 Release and Substitution.
          Following the date hereof, each of Seller and Purchaser shall cooperate together and use commercially reasonable efforts to cause the counterparties to each of the agreements listed on Schedule 5.17 to release Cascades Inc. as a party to such agreement (including with respect to all of its responsibilities and obligations thereunder) and to substitute Purchaser in lieu of Cascades Inc. as a party thereto (the “Release and Substitution”).
          5.18 Employee Benefits.
               5.18.1 Non-Union Employees. For a period of one (1) year following the Closing Date, except as may otherwise be agreed with any particular employee with respect to such employee, Purchaser shall cause the Companies to provide to each employee of the Companies who is not represented by a union or labor organization (each, a “Non-Union Employee”) compensation and employee benefits (but excluding any compensation triggered in whole or in part by the consummation of the Transactions) that are no less favorable in the aggregate to the compensation and employee benefits provided to such Non-Union Employee immediately prior to the Closing Date. Subject to the foregoing, nothing herein shall prevent the Companies from amending or terminating any employee benefit plan, program or arrangement following the Closing Date to the extent permitted under applicable Law. With respect to each benefit plan, program, practice, policy or arrangement maintained by the Companies following the Closing Date which is not a Company Plan and in which Non-Union Employees participate (the “Purchaser Plans”), for purposes of determining eligibility to participate, vesting and entitlement to benefits with respect to such Purchaser Plans service with the Companies (or predecessor employers to the extent the Companies provide past service credit) shall be treated as service with the Companies; provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods or evidence of insurability requirements. Each of the Purchaser Plans shall waive pre-existing condition limitations to the extent waived or not applicable under the corresponding Company Plan. Non-Union Employees shall be given credit under the applicable Purchaser Plans for amounts paid prior to the Closing Date during the year in which the Closing Date occurs under a corresponding Company Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Purchaser Plan.
               5.18.2 Continuing Company Plans. As of the Closing Date, Purchaser shall cause the Companies to honor in accordance with their terms the employment, employment termination, severance and other compensation agreements, plans and arrangements (collectively, the “Continuing Company Plans”), in each case existing immediately prior to the execution of this Agreement; provided, however, that, subject to the limitations set forth in Section 5.18.1, nothing herein shall prevent Purchaser from amending or terminating any Continuing Company Plan to the extent permitted under applicable Law.
               5.18.3 Union Employees. With respect to employees of the Companies who are represented by a union or labor organization (the “Union Employees”), Purchaser agrees to cause the Companies to assume and honor all existing collective bargaining agreements between the Companies and a labor union or labor organization and provide such Union Employees with compensation and benefits as set forth in such collective bargaining agreements.
               5.18.4 Assumption of Certain Post-Employment Health Insurance Benefit Liabilities. Notwithstanding anything in this Agreement to the contrary, Seller shall or shall cause one or more of its Affiliates to assume all Liabilities and, if any, Taxes, arising as a result of the provisions contained in Paragraph 3 of the R. Cauffman Employment Agreement Amendment No. 2 entitled “Extension of Post-Employment Health Insurance Benefit”, it being understood that all other Liabilities and, if any, Taxes, under or in respect of the R. Cauffman Employment Agreement, including with respect to Liabilities and, if any, Taxes, associated with health insurance benefits as in existence prior to such Amendment No. 2, are not being assumed hereunder, but shall in all respects remain the responsibility of one or more of the Companies. The foregoing Post-Employment Health Insurance Benefit shall be provided by one or more of the Companies pursuant to such Amendment No. 2, and the Liabilities and, if any, Taxes, assumed hereunder with respect thereto shall be invoiced to Seller by one or more of the Companies and Seller shall promptly pay each such invoice.

ARTICLE VI
TAX MATTERS
          6.1 Post Closing Elections.
          At Seller’s request, Purchaser shall cause any of Dopaco US, the Dopaco US Subsidiaries and Dopaco Canada to make and/or join with Seller in making any Tax elections (including with regard to Dopaco Canada, an election relating to the covenant not to compete contained in Section 5.9) after the Closing Date that may relate to any taxable period ending on or before the Closing Date if the making of such election does not have an adverse impact on Purchaser, any Company or any of their Affiliates for any taxable period ending after the Closing Date. Furthermore, Purchaser shall not make any election under Section 338(g) of the Code with respect to the Companies without Seller’s prior written consent. At Purchaser’s request, Seller shall make (or cause its Affiliates to make) and/or join with Purchaser (or any of its Affiliates) in making any Tax elections if the making of such election does not have an adverse impact on Seller (or any of its Affiliates, including any Company with respect to a Pre-Closing Tax Period).
          6.2 Post Closing Transactions.
          Purchaser and Seller agree to report all transactions engaged in by Dopaco US or the Dopaco US Subsidiaries not in the ordinary course of business occurring on the Closing Date after the Closing on Purchaser’s federal Income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B), and Purchaser agrees to provide written notice to Seller describing any such transactions within 30 days after the Closing Date. Notwithstanding the foregoing, Purchaser agrees to indemnify Seller for any additional U.S. federal and applicable state Income Tax owed by Seller (including any additional U.S. federal and applicable state Income Tax imposed on Seller as a result of any payment described in this Section 6.2) resulting from any transaction engaged in by Dopaco US or the Dopaco US Subsidiaries not in the ordinary course of business occurring on the Closing Date after the Closing (taking into account any investment adjustment or similar item that results from such transaction or payment) other than any action contemplated by this Agreement. To the extent any amount for which Purchaser is responsible pursuant to this Section 6.2 is required to be paid after the Closing (including estimated Taxes), Purchaser shall pay such amount to Seller upon the later of (i) two (2) days following notice by Seller that such amount is or will be due and (ii) one (1) day before such amount is due to a Taxing Authority.
          6.3 Preparation and Filing of Tax Returns.
               6.3.1 To the extent permitted by Law, Seller shall prepare and timely file, or cause to be prepared and timely filed, in a manner consistent with the Companies’ past practices, all Tax Returns for taxable periods ending on or before the Closing Date. Except as otherwise provided under this Article VI, Seller and Purchaser agree to allocate all items accruing through the Closing Date to Dopaco US’s and the Dopaco US Subsidiaries’ taxable period ending on the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulation Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)). To the extent allowable under applicable Tax Law and except as otherwise provided under this Article VI, the parties will apply the same (or substantially the same) principles in allocating items of income and deduction for any similar state or local “consolidated”, “unitary”, or “combined” Income Tax Returns for all taxable periods ending on or before the Closing Date. Seller shall make or cause to be made (and shall not make and shall cause not to be made, as applicable) Tax elections (including on a protective basis) so that none of the Companies shall suffer any reduction in tax basis or other attributes pursuant to Treasury Regulations Section 1.1502-36. Seller shall not make (and shall cause not to be made) any election under Section 108(i) of the Code (or any similar provision under state, local or foreign Law) that applies to any income or deduction realized by any the Companies prior to the Closing.
               6.3.2 Purchaser shall prepare and timely file, or cause to be prepared and timely filed, in a manner consistent with the Companies’ past practices, all Tax Returns for any Straddle Period.
               6.3.3 Each of Seller and Purchaser shall, with respect to any Tax Return which such party is responsible hereunder for preparing and filing, or causing to be prepared and filed, make such Tax Return and related work papers available for review by the other party if the Tax Return is with respect to Taxes for which the other party or one of its Affiliates may be liable hereunder or under applicable Law. The filing party shall use its reasonable efforts to make Tax Returns available for review as required under this Section 6.3 at least thirty (30) days in advance of the due date for filing such Tax Returns to provide the non-filing party with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing. Each of Seller and Purchaser shall, and shall cause its employees to, cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns. The parties shall retain all such Tax Returns, schedules and work papers and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations, including any extension thereof, of the Tax period to which such Tax Returns and other documents and information relate. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. If the non-filing party objects to any item on any such Tax Return, it shall, within fifteen (15) days after delivery of such Tax Return, notify the party responsible for the preparation of such Tax Return in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection is duly delivered, the parties shall negotiate in good faith and use their reasonable best efforts to resolve such items. In the event of any disagreement that can not be resolved by the parties, such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to Seller and Purchaser (the “Tax Arbitrator”), and any such determination by the Tax Arbitrator shall be final. The fees and expenses of the Tax Arbitrator shall be borne equally by Seller and Purchaser. If the Tax Arbitrator does not resolve any differences between Seller and Purchaser with respect to such Tax Return at least five days prior to the due date therefor, such Tax Return shall be filed as prepared by the party preparing such Tax Return and amended to reflect the Tax Arbitrator’s resolution.

          6.4 Transfer Taxes.
          All sales, use, transfer, documentary, stamp, registration, value added and other similar Taxes incurred in connection with the transfer of the Dopaco Stock to Purchaser shall be borne and paid by Purchaser when due. Purchaser shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax Returns and other documentation required to be filed with respect to any such Taxes.
          6.5 Tax Indemnity.
          From and after the Closing, Seller shall indemnify Purchaser and its Affiliates (including the Companies) and hold them harmless from and against all Covered Taxes and related Losses (other than any Covered Taxes actually included in Final Working Capital). Purchaser and Seller agree that the Companies shall be deemed, for the purpose of Seller’s obligations under this Section 6.5, not to have the benefit of any net operating loss, net capital loss or other Tax attribute, credit or benefit that is attributable to, arises from or relates to any Post-Closing Tax Period. To the extent any amount for which Seller is responsible pursuant to this Section 6.5 is required to be paid after Closing (including estimated Taxes), Seller shall pay such amount to Purchaser upon the later of (i) two (2) days following notice by Purchaser that such amount is or will be due and (ii) one (1) day before such amount is due to a Taxing Authority. The indemnification made pursuant to this Section 6.5 shall not be subject to the limitations on indemnification contained in Section 7.1.1.
          6.6 Apportionment.
          For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and payable for a Straddle Period, the portion of such Tax which relates to the Pre-Closing Tax Period shall (i) in the case of any real and personal property Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.
          6.7 Refunds.
          If Purchaser or any of the Companies receives a refund (or a credit of Taxes paid in lieu of a refund) of Covered Taxes (other than to the extent such refund or credit results from the carryback of a Tax attribute relating to a Post-Closing Tax Period or the extent such refund was included in Final Working Capital), Purchaser will pay to Seller, within thirty (30) days following the receipt of such refund, an amount equal to such refund less any reasonable out-of-pocket expenses incurred in connection with obtaining such refund and less any Taxes incurred by Purchaser, its Affiliates, or any of the Companies in connection with the receipt of such refund. If Seller or any of its Affiliates receives a refund (or a credit of Taxes paid in lieu of a refund) (i) of or with respect to the any of the Companies other than in respect of Covered Taxes, (ii) attributable to the carryback of a Tax attribute relating to a Post-Closing Tax Period, or (iii) that was actually included in Final Working Capital, Seller will pay to Purchaser, within thirty

(30) days following the receipt of such refund, an amount equal to such refund less its reasonable out-of-pocket expenses incurred in connection with obtaining such refund and less any Taxes incurred by it or its Affiliates in connection with the receipt of such refund.
          6.8 Settlement of Deficiencies and Adjustments.
          If any Taxing Authority issues to Purchaser, any Company or any of their Affiliates a notice of deficiency or any other type of proposed adjustment of Taxes of a Company that could give rise to Covered Taxes, Purchaser shall notify Seller within thirty (30) Business Days of receipt of the notice of deficiency or other proposed adjustment, provided that failure to give such notification shall not affect the indemnification provided pursuant to Section 6.5 except to the extent Seller shall have been actually prejudiced as a result of such failure. If any Taxing Authority issues to Seller or any of its Affiliates a notice of deficiency or any other type of proposed adjustment that could give rise to any Taxes payable by any of the Companies or any payment required by Section 6.2 or 6.5, Seller shall notify Purchaser within thirty (30) Business Days of receipt of the notice of deficiency or other proposed adjustment provided that failure to give such notification shall not affect the indemnification provided pursuant to Section 6.2 except to the extent Purchaser shall have actually been prejudiced as a result of such failure. Except as otherwise provided herein, (i) Seller (at its own expense) shall control any Tax Proceeding to the extent such Tax Proceeding relates to a Tax Return described in Section 6.3.1 and (ii) Purchaser (at its own expense) shall control any Tax Proceeding that is not described in clause (i). In the case of any Tax Proceeding relating to a Tax Return described in Section 6.3.1 or Section 6.3.2, the party controlling such Tax Proceeding shall (to the extent related to a Company) (i) notify the other party of significant developments with respect to such Tax Proceeding and keep the other party reasonably informed and consult with the other party as to the resolution of any issue that would materially affect such other party, (ii) give to the other party a copy of any Tax adjustment proposed in writing with respect to such Tax Proceeding and copies of any other written correspondence with the relevant Tax authority relating to such Tax Proceeding, (iii) not settle or compromise any issue without the consent of such other party, which consent shall not be unreasonably withheld and (iv) otherwise permit the other party to participate in all aspects of such Tax Proceeding, at such other party’s own expense.
          6.9 Cooperation and Exchange of Information.
          Seller and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property, which either party may possess. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Except as otherwise provided in this Agreement, the party requesting assistance hereunder shall reimburse the other for any reasonable out of pocket costs incurred in providing any return, document or other written information, and shall compensate the other for any reasonable costs (excluding wages and salaries) of making employees available, upon receipt of reasonable documentation of such costs. Any information obtained under this Section 6.9 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding. Purchaser and Seller further agree, upon request and at the cost of the requesting party, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).
          6.10 Termination of Prior Tax Sharing Agreement; Powers of Attorney.
          Seller shall cause, effective as of the Closing, all tax sharing, tax allocation or other similar agreements, whether or not written, to which Seller or any of its Affiliates, on the one hand, and any of the Companies, on the other hand, is a party to be terminated and the Companies to have no further rights or obligations thereunder. Except as provided on Schedule 6.10, Seller shall cause any and all existing powers of attorney with respect to Taxes or Tax Returns to which any the Companies is a party to be terminated as of the Closing.
          6.11 Tax Covenant.
          Notwithstanding anything to the contrary contained herein, during the period from the date of this Agreement until the Closing, Seller will not and will not permit any of the Companies to make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns or file any claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, in each case, with respect to any of the Companies, provided that, with respect to the audit of Seller’s U.S. consolidated tax group that is ongoing as of the date of this Agreement and to the extent that such audit relates to any of the Companies, Seller may settle such audit with Purchaser’s prior written consent, which shall not be unreasonably withheld.
          6.12 Coordination; Survival Period.
          In the event of a conflict between a provision in Article VI and a provision in Article VII, the provision in Article VI shall control. Furthermore, (i) Purchaser shall be entitled to make any claim for Covered Taxes or a breach of a representation or warranty under Section 3.13 (Taxes), 3.24 (No Foreign Person) or 3.25 (Taxable Canadian Properties) exclusively in accordance with the provisions of this Article VI and not under Article VII, and (ii) notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt the representations and warranties set forth in Section 3.13 (Taxes), 3.24 (No Foreign Person) and 3.25 (Taxable Canadian Properties) shall survive until the expiration of all applicable statutes of limitations for all Covered Taxes. Notwithstanding the preceding sentence, any breach of representation or warranty under Section 3.13, 3.24 or 3.25 in respect of which indemnity may be sought under this Article VI shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

          6.13 Treatment of Tax Indemnity Payments.
          It is the intent of the parties that amounts paid under this Article VI shall represent an adjustment to the Purchase Price and (to the extent permitted by Law) the parties will report such payments consistent with such intent.
ARTICLE VII
INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES
          7.1 Indemnification of Purchaser.
          Seller hereby agrees to defend, indemnify, and hold harmless Purchaser, its Affiliates, and each of their respective officers, directors, stockholders, members, managers, employees, representatives, agents, successors and assigns (individually, and collectively, the “Purchaser Indemnified Parties”) against and in respect of any and all losses, liabilities, damages, actions, suits, proceedings, claims, demands, orders, assessments, amounts paid in settlement, fines, costs or deficiencies, including, without limitation, interest, penalties and reasonable attorneys fees and costs, including the cost of seeking to enforce the indemnity provisions hereof, whether or not arising from a third party claim, (collectively, “Losses”), caused by or resulting or arising from, or otherwise with respect to, (i) any inaccuracy in or any breach of any of Seller’s representations or warranties contained in this Agreement or in any other instrument or other document delivered pursuant hereto, (ii) any breach of or any failure to perform or comply with any of Seller’s covenants contained in this Agreement, (iii) any liability or obligation of any Company, whether asserted prior to or following the Closing, arising from any act or omission prior to the Closing that did not occur as part of, or in a manner reasonably related to, the conduct of the Business, (iv) any liability or obligation arising in connection with the Specified Litigation or otherwise arising under Environmental Requirements in connection with properties or facilities formerly owned, leased or used in connection with the Business, and (v) any liability or obligation arising in connection with the Specified Dispute; provided, however, that in each case Losses shall be calculated net of any indemnification recovered from third parties and insurance proceeds.
               7.1.1 Claim Threshold; Materiality; Time Within Which Claim Must be Asserted; Limitation on Amounts to be Paid. Notwithstanding anything to the contrary contained herein, Seller shall not be liable to Purchaser Indemnified Parties with respect to a claim for indemnification under clause (i) of Section 7.1: (i) until such time as the aggregate of all amounts otherwise indemnifiable exceeds an aggregate threshold amount hereunder of Four Million Dollars ($4,000,000) (the “Basket Amount”), at which time all such amounts shall be indemnifiable hereunder, excluding the Basket Amount, up to an aggregate maximum indemnity amount hereunder of Sixty Million Dollars ($60,000,000) (the “General Indemnity Cap”), except that the foregoing limitations shall not apply (A) to claims respecting the representations and warranties set forth in Sections 3.1 (Approval of Agreement and Transaction), 3.2 (Seller’s Existence and Good Standing; Authority; Binding Obligation; No Conflicts or Restrictions), 3.3 (The Companies’ Existence and Good Standing; Authority; Binding Obligation; No Conflicts or Restrictions), 3.5 (Capital Structure; No Liens), 3.11 (No Governmental Authority Restrictions); and 3.21 (No Investment Banker’s, Broker’s or Finder’s Fees) for which, however, in no event shall Seller’s obligations for indemnification with respect to the representations and warranties identified in this Section 7.1.1(i)(A) exceed the Purchase Price, or (B) to claims for fraud; and (ii) unless such claim is asserted in writing on or prior to the date on which the survival of the representation or warranty at issue expires pursuant to Section 7.4 (the “Survival Expiration Date”).
          7.2 Indemnification of Seller.
          Purchaser hereby agrees to defend, indemnify, and hold harmless Seller, its Affiliates, and each of their respective officers, directors, stockholders, members, managers, employees, representatives, agents, successors and assigns (individually, and collectively, the “Seller Indemnified Parties”) against and in respect of any and all Losses caused by or resulting or arising from, or otherwise with respect to, (i) any inaccuracy in or any breach of any of Purchaser’s representations or warranties contained in this Agreement or in any other instrument or other document delivered pursuant hereto, (ii) any breach of or any failure to perform or comply with any of Purchaser’s covenants contained in this Agreement, and (iii) any Losses resulting from the inability to obtain any Release and Substitution.
               7.2.1 Claim Threshold; Materiality; Time Within Which Claim Must be Asserted; Limitation on Amounts to be Paid. Notwithstanding anything to the contrary contained herein, Purchaser shall not be liable to Seller Indemnified Parties with respect to a claim for indemnification hereunder under clause (i) of Section 7.2 (i) until such time as the aggregate of all amounts otherwise indemnifiable hereunder exceeds the Basket Amount, at which time all such amounts shall be indemnifiable hereunder, excluding the Basket Amount, up to the General Indemnity Cap, except that the foregoing limitations shall not apply (A) to claims respecting breaches of the representations and warranties set forth in Section 4.1 (Approval of Agreement and Transaction), 4.2 (Purchaser’s Existence and Good Standing; Authority; Binding Obligation; No Conflicts or Restrictions), 4.3 (No Governmental Authority Restrictions) and 4.4 (No Investment Banker’s, Broker’s or Finder’s Fees), for which, however, in no event shall Purchaser’s obligations for indemnification with respect to the representations and warranties identified in this Section 7.2.1(i)(A) exceed the Purchase Price, or (B) to claims for fraud; and (ii) unless such claim is asserted in writing on or prior to the Survival Expiration Date.
          7.3 Indemnification Procedure.
          All claims for indemnification under Sections 7.1 and 7.2 hereof shall be asserted and resolved as set forth in this Section 7.3:
               7.3.1 In the event that any claim for which a party (the “Indemnifying Party”) may be liable to the other party (the “Indemnified Party”) hereunder (a “Claim”) is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness (but subject to Section 7.3.3) notify the Indemnifying Party of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the “Claim Notice”). The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party’s liability to the Indemnified Party hereunder with respect to such Claim and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party against such Claim, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or defended by the Indemnifying Party to a final conclusion. Notwithstanding the foregoing, an Indemnified Party shall have the right to assume the defense and employ separate counsel, reasonably acceptable to the Indemnifying Party, of any Claim in which the parties (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party or that there may be legal defenses available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, and the Indemnifying Party shall be liable, in such action or substantially similar but related actions, for the fees and expenses of one separate firm of attorneys (in addition to any local counsel) for the Indemnified Party. The Indemnifying Party, in the circumstances contemplated in the immediately preceding sentence, may not settle any Claim without the consent of the Indemnified Party, which consent may not be unreasonably withheld. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at the Indemnified Party’s sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such Claim in the Indemnified Party’s sole discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this Article VII, then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto. If the Indemnifying Party has defended or settled any such Claim and it is ultimately determined that the Indemnifying Party is not responsible therefor under this Article VII, the Indemnified Party shall promptly pay to the Indemnifying Party the amount of the judgment or settlement paid by the Indemnifying Party and all defense costs, including reasonable attorneys fees. Except with the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, no Indemnifying Party, in the defense of any Claim, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that (i) would lead to liability or create any financial or other obligation on the part of the Indemnified Party, (ii) does not contain, as an unconditional term thereof, the release of the Indemnified Party from all liability in respect of such Claim or such Claim is not dismissed against the Indemnified Party with prejudice and without the imposition of any financial or other obligation on the Indemnified Party or (iii) admits the liability or fault of the Indemnified Party.
               7.3.2 In the event the Indemnified Party should have a Claim against the Indemnifying Party hereunder which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness (but subject to Section 7.3.3) send a Claim Notice with respect to such claim to the Indemnifying Party. The Indemnifying Party shall notify the Indemnified Party in writing within the Notice Period that the Indemnifying Party accepts or disputes such Claim. If the Indemnifying Party disputes any such Claim and the parties thereto are unable to resolve the dispute within twenty (20) days, the dispute shall be resolved pursuant to the resolution procedures set forth in Section 10.6 hereof.
               7.3.3 Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim hereunder for contingent Claims provided the Claim Notice sets forth the specific basis for any such contingent Claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a Claim may be made, and the Indemnified Party sets forth with reasonable detail the basis for such belief, provided that if no such Claim is in fact made within one year after the contingent Claim relating thereto is made, such Claim shall not be qualified for indemnification hereunder (it being agreed that this proviso shall not apply with respect to any Claim arising from a third party Claim that remains unresolved as of such one year anniversary date). The Indemnified Party’s failure to give reasonably prompt notice under Section 7.3.1 or 7.3.2 to the Indemnifying Party of any actual, threatened or contingent Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party except to the extent the failure to give such notice materially and adversely prejudiced the Indemnifying Party.
               7.3.4 In connection with any Claim, the Indemnified Party shall give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which relate to the act, omission or occurrence giving rise to such Claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party with respect thereto and the Indemnified Party otherwise shall cooperate with the Indemnifying Party (and with its insurance company, if applicable) in defending a Claim, provided that the provisions of this Section 7.3.4 shall not govern in the event of a Claim being asserted directly between an Indemnified Party and an Indemnifying Party.
          7.4 Survival of Representations and Warranties.
          The representations and warranties of the parties contained herein shall survive for a period of twelve (12) months from and after the Closing Date and shall not survive beyond such period, provided that the representations and warranties set forth in (i) Section 3.22 (Environmental Matters) shall survive for a period of thirty six (36) months after the Closing Date and shall not survive beyond such period, and (ii) Section 3.1 (Approval of Agreement and Transaction), 3.2 (Seller’s Existence and Good Standing; Authority; Binding Obligation; No Conflicts or Restrictions), 3.3 (The Companies’ Existence and Good Standing; Authority; Binding Obligation; No Conflicts or Restrictions), 3.5 (Capital Structure; No Liens), 3.11 (No Governmental Authority Restrictions), 3.18 (Employee Benefits) 3.21 (No Investment Banker’s, Broker’s or Finder’s Fees), 4.2 (Purchaser’s Existence and Good Standing; Authority; Binding Obligation; No Conflicts or Restrictions), 4.3 (No Governmental Authority Restrictions) and 4.4 (No Investment Banker’s, Broker’s or Finder’s Fees) shall survive until the expiration of any applicable statute of limitations and shall not survive beyond such period. Notwithstanding anything to the contrary contained herein, the survival of the representations and warranties set forth in Sections 3.13 (Taxes), 3.24 (No Foreign Person) and 3.25 (Taxable Canadian Properties) shall be governed by Section 6.12.

          7.5 Treatment of Indemnity Payments.
          It is the intent of the parties that amounts paid under this Article VII shall represent an adjustment to the Purchase Price and (to the extent permitted by Law) the parties will report such payments consistent with such intent.
          7.6 Sole and Exclusive Remedy.
          Purchaser and Seller acknowledge and agree (on behalf of themselves and their Affiliates) that from and after the Closing, their sole and exclusive remedy with respect to any and all claims for monetary relief relating to or arising out of the subject matter of this Agreement shall be pursuant to the provisions of Article VI and this Article VII.
ARTICLE VIII
CLOSING CONDITIONS
          8.1 Conditions to Purchaser’s Obligations.
          The obligation of Purchaser to purchase the Dopaco Stock from Seller pursuant to this Agreement is subject to the satisfaction prior to or on the Closing Date of the following conditions, any of which may be waived in whole or in part in writing by Purchaser:
               8.1.1 The representations and warranties of Seller contained herein (except those representations and warranties which are no longer true and correct as a result of the Subsidiary Disposition and, if it shall have occurred prior to the Closing, the Union Packaging Sale, and except as otherwise provided with respect to Section 3.7 in the final proviso in this Section 8.1.1) shall be true and correct, in all material respects, as of the Closing Date with the same effect as though made on the Closing Date, (provided that by their terms the representations and warranties set forth in Section 3.26 shall continue to be true and correct, in all material respects, as of the date of the execution and delivery hereof), and provided further that the representations and warranties of Seller contained in Section 3.7 need not be true and correct in all material respects, so long as such failure does not constitute a Material Adverse Effect (but in no event shall this proviso affect the rights of any of the Purchaser Indemnified Parties with respect to Section 3.7 pursuant to the provisions of Section 7.1 (i)), and Seller shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.
               8.1.2 Seller shall have complied with all agreements, obligations and covenants contained herein, in all material respects, and Seller shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.
               8.1.3 All applicable periods under the HSR Act shall have expired without any indication by the Department of Justice or the Federal Trade Commission that either of them intends to challenge the Transactions, or early termination thereof, if requested, shall have been granted. Purchaser shall have received an advance ruling certificate under section 102 of the Competition Act in respect of the Transactions or (i) the waiting period under section 123 of the Competition Act shall have expired or been terminated, or the obligations to submit a notification under Part IX of the Competition Act shall have been waived under paragraph 113(c)

of Competition Act and (ii) Purchaser shall have received a written letter from the Commissioner of Competition, or any person duly authorized by the Commissioner of Competition for such purposes, confirming that she does not, at that time, have grounds upon which to apply to the Competition Tribunal under section 92 of the Competition Act in respect of the Transactions.
               8.1.4 Purchaser shall have received the Boxboard Supply Agreement and the Corrugated Boxes Supply Agreement, each duly executed and delivered by all of the parties thereto (other than Purchaser).
               8.1.5 All approvals and consents and notices specified in Schedules 3.2.2 and 3.11 shall have been obtained or made, which approvals, consents and notices shall be in effect on the Closing Date.
               8.1.6 On the Closing Date, there shall be no suit, action or other proceeding, or Order of any nature issued by a Governmental Authority directing that the Transactions provided for herein not be consummated as herein provided and no proceeding or lawsuit shall have been commenced or threatened by or before any Governmental Authority with respect to any of the Transactions.
               8.1.7 Seller shall have delivered to Purchaser or its representatives (a) copies of the Articles of Incorporation, Certificates of Organization and Certificates of Formation, as applicable, of the Companies certified as of a recent date by the appropriate Secretary or Department of State or the appropriate Canadian Governmental Authority, and Bylaws, Limited Liability Company Agreements and Limited Partnership Agreements (including all amendments thereto), as applicable, of each of the Companies certified by the Secretary or other appropriate officer of the respective Company, and (b) certificates from the Secretary of State of Delaware, the Pennsylvania Department of State and the appropriate Canadian Governmental Authority as well as of all states and provinces in which each of the Companies is qualified to do business, as of a recent date, to the effect that each such Company is in good standing in its jurisdiction of incorporation, organization or formation, as applicable, and in any state or province where it is qualified to do business.
               8.1.8 On the Closing Date, there shall have been no uncured Material Adverse Change since the date hereof, and Seller shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.
               8.1.9 Purchaser shall not have cause to terminate this Agreement pursuant to the terms of Section 5.12.
               8.1.10 Seller shall have delivered to Purchaser written resignations of such directors of the Companies as may be designated by Purchaser no fewer than 10 days prior to the Closing.
               8.1.11 Seller shall have delivered to Purchaser a statement, meeting the requirements of Section 1.1445-2(b) of the Treasury Regulations, to the effect that Seller is not a “foreign person within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder.”

               8.1.12 Seller shall have caused The Bank of Nova Scotia, as agent under that certain Credit Agreement, dated as of December 29, 2006, by and among Cascades Inc., Seller, Cascades Europe SAS, Cascades Arnsberg Gmbh, The Bank of Nova Scotia, as administrative agent and collateral agent, National Bank of Canada, as co-administrative agent, and the lenders from time to time a party thereto (the “Cascades Credit Agreement”), to (i) release any and all security interests, Liens, mortgages, deeds of trust, claims or other encumbrances of any kind on the Dopaco Stock and the assets of any Company securing the indebtedness evidenced by the Cascades Credit Agreement and (ii) release each Company, as applicable, as a guarantor thereunder such that no Company shall have any further obligation in respect of such Indebtedness.
               8.1.13 Seller shall have caused the HOC Loan to be repaid in full in cash and all obligations of the Companies with respect thereto to be released in full pursuant to the HOC Termination Documents.
               8.1.14 Seller shall have effected the Subsidiary Disposition.
               8.1.15 The Audited Financial Statements, the Interim Reviewed Statements and the Management Reports shall have been delivered to Purchaser in accordance with Section 5.13.
          8.2 Conditions to Seller’s Obligations.
          The obligation of Seller to sell the Dopaco Stock to Purchaser pursuant to this Agreement is subject to the satisfaction prior to or on the Closing Date of the following conditions, any of which may be waived in writing in whole or in part by Seller:
               8.2.1 The representations and warranties of Purchaser contained herein shall be true and correct, in all material respects, as of the Closing Date with the same effect as though made on the Closing Date, and Purchaser shall have delivered to Seller a certificate, dated the Closing Date, to such effect.
               8.2.2 Purchaser shall have complied with all agreements, obligations and covenants contained herein, in all material respects, and Purchaser shall have delivered to Seller a certificate, dated the Closing Date, to such effect.
               8.2.3 All applicable periods under the HSR Act shall have expired without any indication by the Department of Justice or the Federal Trade Commission that either of them intends to challenge the Transactions, or early termination thereof, if requested, shall have been granted. Purchaser shall have received an advance ruling certificate under section 102 of the Competition Act in respect of the Transactions or (i) the waiting period under section 123 of the Competition Act shall have expired or been terminated, or the obligations to submit a notification under Part IX of the Competition Act shall have been waived under paragraph 113(c) of Competition Act and (ii) Purchaser shall have received a written letter from the Commissioner of Competition, or any person duly authorized by the Commissioner of Competition for such purposes, confirming that she does not, at that time, have grounds upon which to apply to the Competition Tribunal under section 92 of the Competition Act in respect of the Transactions.

               8.2.4 All approvals and consents specified in Schedules 4.2.2 and 4.3 shall have been obtained, which consents and approvals shall be in effect on the Closing Date.
               8.2.5 Seller shall have received the Boxboard Supply Agreement and the Corrugated Boxes Supply Agreement, each duly executed and delivered by all of the parties thereto (other than Seller).
               8.2.6 On the Closing Date, there shall be no suit, action or other proceeding, or Order of any nature issued by a Governmental Authority directing that the Transactions provided for herein not be consummated as herein provided and no proceeding or lawsuit shall have been commenced or threatened by or before any Governmental Authority with respect to any of the Transactions.
ARTICLE IX
TERMINATION
          9.1 Termination.
          This Agreement and the Transactions may be terminated at any time prior to the Closing Date:
                         (a) by mutual written consent of the parties hereto;
                         (b) by Purchaser, if (1) Seller fails to comply in any material respect with any of its respective covenants or agreements contained herein following demand therefor, (2) any of the representations and warranties of Seller set forth in Article III hereof is breached or is inaccurate in any material respect and is not cured within the lesser of 30 days after demand therefor and the number of days remaining until the Outside Date, (3) there shall be on the Closing Date an uncured Material Adverse Change since the execution and delivery hereof; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 9.1(b) if Purchaser has, prior to the notice of termination, breached in any material respect any of its representations, warranties or obligations under this Agreement, or (4) it shall be entitled to do so pursuant to the provisions of Section 5.12;
                         (c) by Seller, if (1) Purchaser fails to comply in any material respect with any of its respective covenants or agreements contained herein following demand therefor, or (2) any of the representations and warranties of Purchaser set forth in Article IV hereof is breached or is inaccurate in any material respect and is not cured prior to the Outside Date after demand therefor; provided, however, that Seller may not terminate this Agreement pursuant to this Section 9.1(c) if Seller has, prior to the notice of termination, breached in any material respect any of its representations, warranties or covenants under this Agreement; and
                         (d) by either Purchaser or Seller (provided such party seeking to terminate is not at such time in material default of its obligations hereunder), at any time after June 30, 2011 (the “Outside Date”), if the Closing shall not have occurred on or prior to such date; provided, however, that no party may terminate this Agreement pursuant to this

Section 9.1(d) if the failure of the Closing to occur on such date is caused by any material breach of any of such party’s representations, warranties or covenants under this Agreement.
                         (e) In the event of termination of this Agreement pursuant to Section 9.1(b), (c) or (d), the party entitled to terminate shall provide written notice to the other party and this Agreement shall terminate and the Transactions shall be abandoned without further action by any party. Each of the terminating party or the other party may pursue all rights it may have at law or in equity against the other party hereto in the event of termination under Section 9.1(b), (c) or (d).
ARTICLE X
MISCELLANEOUS
          10.1 Notices.
          All notices, requests and other communications to any party hereunder shall be in writing (including telecopier, electronic mail or similar writing) and shall be given to such party at its address, telecopier number or electronic mail address set forth below, or such other address, telecopier number or electronic mail address as such party may hereinafter specify for the purpose to the party giving such notice. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 10.1 and the appropriate electronic confirmation is received, or (b) if given by overnight mail, electronic mail or by any other means, when delivered at the address specified in this Section 10.1.
If to Seller:
Cascades USA Inc. 404, rue Marie Victorin C.P. 30 Kingsey Falls Québec J0A1B0 Canada Attn: Mr. Robert F. Hall Tel: 819-363-5116 Telecopy: 819-363-5127 Email: rhall@cascades.com with a copy (which shall not constitute notice) to:
K&L Gates LLP 599 Lexington Avenue New York, New York 10022 Attn: Sandy K. Feldman, Esq. Tel: 212-536-4089 Telecopy: 212-536-3901 Email: sandy.feldman@klgates.com

If to Guarantor:
Cascades Inc. 404, rue Marie Victorin C.P. 30 Kingsey Falls Québec J0A1B0 Canada Attn: Mr. Robert F. Hall Tel: 819-363-5116 Telecopy: 819-363-5127 Email: rhall@cascades.com with a copy (which shall not constitute notice) to:
K&L Gates LLP 599 Lexington Avenue New York, New York 10022 Attn: Sandy K. Feldman, Esq. Tel: 212-536-4089 Telecopy: 212-536-3901 Email: sandy.feldman@klgates.com
If to Purchaser:
Reynolds Group Holdings Limited 1900 West Field Court Lake Forest, Illinois 60045 Attn: Mr. Joseph E. Doyle, Esq., General Counsel Tel: 847-482-2409 Telecopy: 847-615-6417 Email: jdoyle@pactiv.com with a copy (which shall not constitute notice) to:
Debevoise & Plimpton 919 Third Avenue New York, New York 10022 Attn: Kevin M. Schmidt, Esq. Tel: 212-909-6000 Telecopy: 212-909-6836 Email: kmschmidt@debevoise.com 10.2 Entire Agreement.
               This Agreement together with each Schedule and Exhibit, and the other agreements and documents executed and delivered in connection herewith and therewith,

constitutes the entire agreement by and among the parties concerning the purchase of the Dopaco Stock by Purchaser and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, to the extent they have related in any way to the subject matter hereof. Information disclosed in a Schedule of Seller annexed hereto shall constitute a disclosure for the specific section referenced therein and any other section hereof to the extent the applicability of such cross reference is reasonably apparent. Any and all duties and obligations which Seller may have to Purchaser or which Purchaser may have to Seller with respect to or in connection with this Agreement, or the Transactions are limited to those set forth in or entered into in connection with this Agreement and the Transactions. Neither the duties nor obligations of any party, nor the rights of any party hereto, shall be expanded beyond the terms of this Agreement or any other agreement entered into in connection therewith or otherwise in connection with the Transactions on the basis of any legal or equitable principle or on any other basis whatsoever. Neither any equitable nor legal principle nor any implied obligation of good faith or fair dealing nor any other matter requires any party hereto to incur, suffer or perform any act, condition or obligation contrary, or in addition, to the terms of this Agreement, whether or not existing and whether foreseeable or unforeseeable.
          10.3 Amendments and Modifications.
          This Agreement may be amended or modified only by an instrument in writing duly executed by the parties hereto. This Agreement (or any provision hereof) may not be waived except pursuant to a writing executed by the waiving party. The representations and warranties of the Seller on the one hand, and the Purchaser, on the other hand, that are contained in this Agreement (as brought down on the applicable Closing Date) shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Purchaser or the Seller, as the case may be (including but not limited to by any of their advisors, consultants or representatives), or by reason of the fact that the Purchaser or the Seller, as the case may be, or any of their respective advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate; provided that if Purchaser or Seller asserts a post-Closing claim for fraud as contemplated by Article VII, this sentence shall be disregarded for purposes of allowing Seller to defend such claim.
          10.4 Successors and Assigns.
          All the terms and conditions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. No party may assign any of its rights, benefits, interests or obligations under this Agreement without the prior written consent of Seller, in the case of Purchaser, and Purchaser, in the case of Seller, provided that Purchaser may designate one or more of its Affiliates to purchase the Dopaco Stock (any such designated person, a “Purchasing Entity”) or assign to them any other rights or obligations contained herein, provided further that Purchaser will remain liable for the obligations so assigned. Each Purchasing Entity will be deemed Purchaser in respect of such Dopaco Stock and (subject to the other provisions of this Agreement) any such Dopaco Stock will be transferred by Seller directly to such Purchasing Entity and each Purchasing Entity shall pay the portion of the Purchase Price to Seller that corresponds to the allocation to such Dopaco Stock contemplated under Section 2.2 (as adjusted by Section 2.4).

Appropriate reconciliation payments shall be made between the relevant Purchasing Entity and Seller to reflect the final adjusted Purchase Price.
          10.5 No Third Party Beneficiaries; Binding Effect.
          Except as otherwise specifically provided herein (including, without limitation, Article VII), nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto, their respective successors and assigns or any Purchasing Entity designated by Purchaser in accordance with Section 10.4, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, provided that, to the extent reasonably permitted, Purchaser shall act as agent for any Purchasing Entity in connection with its enforcement of any rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective heirs, legal representatives, successors, permitted assigns and any Purchasing Entity designated by Purchaser in accordance with Section 10.4.
          10.6 Governing Law; Jurisdiction.
          This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to the Law of the conflicts of law of such State. The parties consent to the exclusive jurisdiction of the United States District Court for the Southern District of New York in connection with any civil action concerning any controversy, dispute or claim arising out of or relating to this Agreement, or any other agreement contemplated by, or otherwise with respect to, this Agreement or the breach hereof, unless such court would not have subject matter jurisdiction thereof, in which event the parties consent to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York.
          10.7 Specific Performance.
          Each of Purchaser and Seller acknowledges and agrees that: (a) Seller would be irreparably injured in the event of a breach by Purchaser of its obligations to close the Transactions (or any other of its obligations) hereunder (a “Purchaser Breach”), and Purchaser would be irreparably injured in the event of a breach by Seller of its obligations to close the Transactions (or any other of its obligations) hereunder (a “Seller Breach”); (b) monetary damages would not be an adequate remedy for Seller, in the event of a Purchaser Breach, or Purchaser, in the event of a Seller Breach; and (c) Seller, in the event of a Purchaser Breach, and Purchaser, in the event of a Seller Breach, shall be entitled to seek injunctive relief with respect thereto (without posting of a bond), in addition to any other remedy that it may have in equity or at law.
          10.8 Severability.
          If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision or provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision or provisions were so excluded and shall be enforceable in accordance with its terms.

          10.9 Titles and Subtitles.
          The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
          10.10 Expenses.
          Except as the parties may otherwise agree in writing or as otherwise provided herein, Purchaser and Seller shall bear their own respective fees, costs and expenses (including attorneys’ and accountants’ fees) in connection with this Agreement and the Transactions (whether consummated or not). For the avoidance of doubt, (i) none of such expenses or any other fees, costs or expenses incurred in connection with a contemplated sale of the Companies shall be an obligation of any of the Companies at or subsequent to the Closing (other than any fees, costs or expenses of Purchaser that Purchaser may transfer to the Companies at or subsequent to the Closing) and Seller shall retain and discharge all such amounts, and (ii) this Section 10.10 shall not apply to Transfer Taxes, which are governed under Section 6.4.
          10.11 Counterpart; Facsimile or PDF Signatures.
          This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be delivered by facsimile or PDF, and such facsimile and PDF signatures shall be treated as original signatures for all applicable purposes.
          10.12 Guarantee.
          Guarantor hereby irrevocably and unconditionally guarantees the due and punctual payment and the performance of all of Seller’s obligations pursuant to this Agreement (the “Obligations”). The Obligations under this guaranty are absolute and unconditional, are not subject to any counterclaim, setoff, deduction, abatement or defense based upon any claim Seller may have against Purchaser (other than those that would be available to Seller hereunder if a claim had been asserted against Seller rather than Guarantor), and shall remain in full force and effect without regard to (i) any agreement or modification to any of the terms of this Agreement; (ii) any exercise, non-exercise or waiver by Purchaser of any right, power, privilege or remedy under or in respect of this Agreement; (iii) any insolvency, bankruptcy, dissolution, liquidation, reorganization or the like of Seller or Guarantor at any time or (iv) absence of any notice to, or knowledge by, Guarantor of the existence or occurrence of any of the matters or events set forth in the foregoing subdivisions (i) through (iii). Guarantor unconditionally waives (i) any and all notice of default, non-performance or non-payment by Seller, in each case, to the extent notice of same has been provided to Seller in accordance with this Agreement, (ii) all notices which may be required by statute, rule of law or otherwise to preserve intact any rights of Purchaser against Guarantor, including, without limitation, any demand, presentment or protest, or proof of notice of non-payment under this Agreement, and (iii) any right to the enforcement, assertion or exercise by Purchaser of any right, power, privilege or remedy conferred in this Agreement or otherwise.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER: CASCADES USA INC.
By:	/s/Louise Paul
	Name:	Louise Paul
	Title:	Assistant Secretary

PURCHASER: REYNOLDS GROUP HOLDINGS LIMITED
By:	/s/Helen Golding
	Name:	Helen Golding
	Title:	Authorized Signatory

GUARANTOR (solely with respect to Section 10.12): CASCADES INC.
By:	/s/Alain Lemaire
	Name:	Alain Lemaire
	Title:	President, Chief Executive Officer

Exhibit A
Form of Boxboard Supply Agreement

Exhibit B
Form of Corrugated Boxes Supply Agreement

Exhibit C
Form of HOC Termination Documents

Exhibit D
Persons Having Seller’s Knowledge
Robert Cauffman
Robert Hall
Donald Heisey
David Ochipinti
Richard Scanlan
Richard Schwarz

Exhibit E
Purchase Price Allocation
The Purchase Price of $400,000,000 shall be allocated as follows:

Dopaco US Stock	$327,000,000

Dopaco Canada Stock	$73,000,000